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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-188444

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 5, 2013

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 30, 2013)

Rosetta Stone Inc.

3,500,000 Shares of Common Stock

        We are offering 10,000 shares and selling stockholders identified in this prospectus supplement are offering 3,490,000 shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol "RST." On June 4, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $17.23 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

        The underwriters have a 30-day option to purchase up to 525,000 additional shares of common stock from the selling stockholders on the same terms set forth above to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Baird	William Blair

Prospectus Supplement dated                        , 2013

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement along with the accompanying prospectus, as well as additional information described under "Where You Can Find More Information" in the accompanying prospectus before investing in our common stock. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you

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with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it.

        We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context otherwise requires, references in this prospectus supplement to "Company," "Rosetta Stone," "we," "us" and "our" refer to Rosetta Stone Inc., a Delaware corporation, and its consolidated subsidiaries.

        Information contained on our web site is not a part of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "intend," "expect," "plan," "budget," "forecast," "guidance," "anticipate," "believe," "estimate," "projects," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology. You are cautioned that such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements.

        These statements may include statements about:

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  our business strategies;

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  our plans with regard to Livemocha;

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  our plans regarding our kiosks and retail relationships;

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  information regarding our future financial performance;

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  our projected plans and objectives;

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  our development of new products;

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  international expansion and our development of a business model to drive growth;

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  the sufficiency of our cash flows from operations and available sources of funds;

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  the impact of inflation on our financial position and results of operations;

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  the effect of state tax law examination on our results of operations and financial position;

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  our technology and product development initiatives; and

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  our intellectual property strategy.

S-ii

        The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect management's best judgment based on known market conditions and other factors that exist at the time those statements are made. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, management's assumptions may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking statements or events will occur. Future results may differ materially from those anticipated or implied in forward looking statements due to factors described under "Risk Factors" above and other factors that are unknown to us. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our future results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

        This summary highlights information about this prospectus supplement and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information appearing elsewhere in this prospectus supplement and accompanying prospectus, as well as the financial statements and related notes thereto and other information included in or incorporated by reference in this prospectus supplement.

Rosetta Stone Inc.

        We are a leading provider of technology-based, language-learning solutions. We develop, market, and sell language-learning solutions consisting of software, online services, mobile applications and audio practice tools primarily under our Rosetta Stone brand. Our teaching method, which we call Dynamic Immersion, is designed to leverage the innate, natural language-learning ability that children use to learn their native language. Our courses are based on our proprietary interactive technologies and pedagogical content and utilize a sophisticated sequencing of images, text and sounds to teach a new language without translation or grammar explanation. We believe our award-winning solutions provide an effective, convenient and fun way to learn languages. We currently offer our self-study language-learning solutions in over 30 languages.

        The strategic plan of the management team through 2015 includes three primary areas of focus:

        1.     leveraging the brand;

        2.     innovating the platform; and

        3.     expanding distribution.

        In pursuing these priorities, we plan to balance margin with growth.

Business Segments

        We have three operating segments, North America Consumer, Rest of World ("ROW") Consumer and Institutional. From the first quarter of 2011 through the third quarter of 2012, we had two operating segments, Consumer and Institutional. The North America Consumer and ROW Consumer segments derive revenues from individuals and sales to retail partners. The North America Consumer segment includes sales made within the United States and Canada; the ROW Consumer segment includes sales made in countries other than the U.S. and Canada. The Institutional segment derives revenues from sales to educational institutions, government agencies and corporations worldwide.

Products and Services

  Core Product Offering

        Our primary products include Rosetta Stone Version 4 TOTALe and Rosetta Stone TOTALe online. Version 4 TOTALe includes each of the components described below and is available as either tangible packaged software or as an online download of perpetual software. Rosetta Stone TOTALe online combines dedicated conversational coaching and an online software subscription and is available in a selection of time-based offers (e.g. three, six and 12 months durations). ReFLEX, a solution designed specifically for English learners who want to improve their listening and speaking skills, is sold as an online subscription in South Korea and Japan. The core Rosetta Stone language-learning solution offered in TOTALe online and Version 4 TOTALe is offered in over 30 languages under the Rosetta Stone brand. Each language currently has up to five levels and there are four different editions of our product: personal, enterprise, classroom and home school.

        Our solutions are available both in a perpetual format (CD-ROM or download) and by subscription online through our language-learning portal. For the year ended December 31, 2012, approximately 66% of our revenue was from CD-ROM or download sales while approximately 34% was from online subscriptions to both consumers and institutions.

        Our solutions include stand-alone sales and bundles of certain of the following components:

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  Rosetta Course is the self-study interactive language-learning curriculum that is the core component of the Rosetta Stone offering. The course consists of sequences of listening, speaking, reading, and writing interactions designed to teach, reinforce and test learners through our software program.

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  Rosetta Studio is a series of coach-led practice sessions that align with the curriculum in Rosetta Course. Studio sessions provide learners with the opportunity to practice what they have learned in Rosetta Course, by talking with a native-speaking coach and other learners.

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  Rosetta World is an interactive community of language learners. Rosetta World gives learners the opportunity to play games with other learners in a structured manner that reinforces what they have learned in Rosetta Course and Rosetta Studio.

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  Audio Companion is a series of digital audio files that contain lessons directly aligned to the Rosetta Stone curriculum, allowing users to practice and carry on their immersive experience when they are away from a computer. The lessons on the Audio Companion can be transferred to various audio platforms.

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  TOTALe Companion HD is a learning tool that provides access to Rosetta Course with the exception of the review and writing path steps, for use on tablet devices. TOTALe Companion HD includes our speech recognition technology.

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  TOTALe Companion includes a series of practice lessons which use images, audio and our speech recognition technology to help users refine their speaking skills while they are away from their computer.

  Product Development

        Our product portfolio is a result of significant investment in product development over 20 years. Our product development focuses on both software and content development. Our development efforts include both creating new solutions and adding new languages to existing solutions. Our development team has specific expertise in speech recognition, interface design, immersion learning and instructional design.

        Our research and development expenses were $23.5 million, $24.2 million, and $23.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        We are evaluating changes to our products to strengthen our brand and improve the relevance of our offerings. We are developing our first set of products for children. In addition, we are enhancing our offering for educational organizations to expand our Institutional business. We intend to make our products more modular, flexible and mobile.

Distribution Channels

        Our global consumer distribution model comprises a mix of our call centers, websites, network of kiosks, select retail resellers, such as Amazon.com, Barnes & Noble, Best Buy, Books-a-Million, Costco, Groupon and Staples, home shopping networks such as GS Home Shopping in Korea and consignment distributors such as Navarre. We believe these channels complement each other.

        Direct to consumer.    Sales generated through either our websites or call centers.

        Retailers.    Our retailers enable us to provide additional points of contact to educate consumers about our solutions, expand our presence beyond our websites, and further strengthen and enhance our brand image. Our retail relationships include Amazon.com, Barnes & Noble, Best Buy, Books-a-Million, Costco, Groupon, Staples, and others outside of the U.S.

        Home School.    We promote interest in this market through advertising in publications focused on home schooling, attending local trade shows, seminars and direct mailings.

        Rosetta Stone Kiosks.    As of March 31, 2013, we operated 56 kiosks in the Unites States, three in Japan, and 19 in South Korea.

        Our institutional distribution model is focused on targeted sales activity primarily through a direct sales force in four markets: schools, colleges and universities; federal government agencies; corporations; and not-for-profit organizations. Regional sales managers are responsible for sales of our solutions in their territories and supervise account managers who are responsible for maintaining our customer base.

        Educational Institutions.    These customers include primary and secondary schools.

        Federal Government Agencies and Not-for-Profit.    These customers include government agencies and organizations developing workforces to serve non-native speaking populations, offering literacy programs and preparing members for overseas missions.

        Corporations.    We promote interest in this market with onsite visits, trade show and seminar attendance, speaking engagements and direct mailings.

Sourcing and Fulfillment

        Our strategy is to maintain a flexible, diversified and low-cost manufacturing base for our prepackaged products. We use third-party contract manufacturers and suppliers to obtain substantially all our product and packaging components and to manufacture finished products. We believe that we have good relationships with our manufacturers and suppliers and that there are alternative sources in the event that one or more of these manufacturers or suppliers is not available. We continually review our manufacturing and supply needs against the capacity of our contract manufacturers and suppliers with a view to ensuring that we are able to meet our production goals, reduce costs and operate more efficiently.

        We package and distribute our products primarily from our fulfillment facility in Harrisonburg, Virginia. We also contract with third-party fulfillment vendors in Munich, Germany, and Tokyo, Japan.

Competition

        The Rosetta Stone brand is recognized as a leading technology-based, language-learning solution. The language-learning market is highly fragmented globally and consists of the following primary models: classroom instruction utilizing the traditional approach of memorization, grammar and translation; immersion-based classroom instruction; self-study books, audio recordings and software that relies primarily on grammar and translation; and free online and mobile offerings that provide content and opportunities to practice writing and speaking.

        Our competitors include Berlitz International Inc., Simon & Schuster, Inc. (Pimsleur), Random House Ventures LLC (Living Language), Disney Publishing Worldwide and McGraw-Hill Education.

Seasonality

        Our business is affected by variations in seasonal trends. These variations are primarily related to increased sales of our products and services to consumers in the fourth quarter during the holiday selling season as well as higher sales to governmental and educational institutions in the second and third quarters. We sell to a significant number of our retailers, distributors and institutional customers on a purchase order basis and we receive orders when these customers need products and services. As a result, their orders are typically not evenly distributed throughout the year.

Intellectual Property

        Our ability to protect our core technology and intellectual property is critical to our success. We rely on a combination of measures to protect our intellectual property, including patents, trade secrets, trademarks, trade dress, copyrights and non-disclosure and other contractual arrangements.

        We have five U.S. patents, two foreign patents and several U.S. and foreign patents pending. Many of these pending patents relate to our language teaching methods.

        We hold a perpetual, irrevocable and worldwide license from the University of Colorado allowing us to use speech recognition technology for language-learning solutions. We entered into the license agreement in December 2006, and paid the University of Colorado an up-front license fee.

        We have registered a variety of trademarks, including Rosetta Stone, Rosetta World, Rosetta, Rosetta Course, Rosetta Studio, Rosetta Stone Language-Learning Success & global design, Audio Companion, Dynamic Immersion, The Fastest Way to Learn a Language. Guaranteed., Adaptive Recall, Contextual Formation, Simbio, the Rosetta Stone blue stone logo and design, the Rosetta Stone blue stone logo and design/Language-Learning Success, Rosettastone.com, Rosetta Stone TOTALe, rWorld, SharedTalk and TOTALe. All these trademarks are the subject of either registrations or pending applications in the United States, as well as numerous countries worldwide where we do business. We have applied to register our yellow color as a trademark with the United States Patent and Trademark Office. We intend to continue to strategically register, both domestically and internationally, trademarks we use today and those we develop in the future.

        We are registering or have registered in the United States all editions of our Version 3 TOTALe languages and ReFLEX. We have a registered copyright for the refreshed Rosetta Stone blue stone logo design in the United States. We intend to continue to strategically register copyrights in our various products.

        We believe that the distinctive marks that we use in connection with our solutions are important in building our brand image and distinguishing our solutions from those of our competitors. These marks are among our most valuable assets. In addition to our distinctive marks, we own several copyrights and trade dress rights to our solutions, product packaging and user manuals. We also place significant value on our trade dress, which is the overall image and appearance of our solutions, and we believe that our trade dress helps to distinguish our solutions in the marketplace.

        Furthermore, our employees, contractors and other parties with access to our confidential information sign agreements that prohibit the unauthorized disclosure of our proprietary rights, information and technology.

Recent Developments

        On April 1, 2013, we acquired Seattle-based Livemocha, Inc. ("Livemocha") for an aggregate purchase price of $8.5 million in cash, subject to later reduction based on final determination of net working capital at the effective time of the merger. Livemocha is one of the world's largest online language-learning community of over 16 million registered members.

        On April 4, 2013, we announced that we will close all 56 of our remaining kiosk locations in the U.S. as we accelerate a transition to cloud-based learning solutions. As part of the move, we will reduce our headcount by approximately 45 full-time and 200 part-time employees. As a result,

$0.6 million of accelerated depreciation was recognized on kiosk assets during the three months ended March 31, 2013. We anticipate an additional $1.3 million of related expenses for the three months ended June 30, 2013 including severance and lease termination costs. We plan to continually evaluate international kiosk performance potentially closing additional underperforming kiosk locations.

Corporate Information

        We were incorporated in Delaware in 2005 and completed our initial public offering in April 2009. Our principal executive offices are located at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209. Our main telephone number is (800) 788-0822. Our Internet website is www.rosettastone.com. Information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

The Offering

        The following is a brief summary of the terms of this offering. For a more complete description of our common stock, see "Description of Capital Stock" beginning on page 22 of the accompanying prospectus.

Issuer	Rosetta Stone Inc.
Common stock to be offered by us	10,000 shares
Common stock to be offered by the selling stockholders	3,490,000 shares
Over-allotment option	525,000 shares from the selling stockholders
Common stock outstanding after this offering(1)	22,144,033 shares
Use of proceeds
We intend to use the proceeds we receive from this offering primarily to pay for the fees and expenses we will incur in connection with this offering, and we do not anticipate having significant net proceeds remaining after the underwriting discounts and commissions are deducted with respect to the shares we sell and we pay the estimated offering expenses. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering (including any shares sold by the selling stockholders pursuant to the underwriters' option to purchase additional shares). See "Use of Proceeds".
Risk factors	See "Risk Factors" beginning on page S-7 of this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.
New York Stock Exchange ("NYSE") symbol	"RST"
Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders
For a discussion of certain U.S. federal income tax considerations that may be relevant to certain prospective stockholders who are non-U.S. Holders, please read "Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders" beginning on page S-34.

(1)
The information above is based on 22,134,033 shares of common stock outstanding on March 31, 2013. This information (a) does not include 1,349,152 shares of common stock issuable upon the exercise of outstanding options to purchase our common stock at a weighted average exercise price of $12.24 per share and (b) does not include 1,152,773 shares of common stock reserved for future grants under our 2009 Omnibus Incentive Plan.

RISK FACTORS

        An investment in our common stock involves risks. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, including the documents it incorporates by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement or in the documents it incorporates by reference. While we cannot identify all of the risk factors that may cause actual results to vary from our expectations, we believe the following risk factors that relate to our current and anticipated business should be considered carefully. Many of these factors are beyond our control, and could cause the market price of our common stock to fluctuate significantly. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of our investors' stock.

Our actual operating results may differ significantly from our guidance.

        From time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference call, or otherwise, regarding our future performance that represents our management's estimates as of the date of release. This guidance, which includes forward-looking statements, is based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

        Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges, which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

        Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision in respect of our common stock.

        Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in our "Risk Factors" could result in the actual operating results being different from our guidance, and such differences may be adverse and material.

We may not be able to utilize all of our deferred tax assets.

        At December 31, 2012, we had net deferred tax assets of $30.1 million which was offset by a valuation allowance of $29.8 million for certain jurisdictions. We recorded the valuation allowance to reflect uncertainties about whether we will be able to realize some of our deferred tax assets before they expire. The valuation allowance is based on our estimates of taxable income for the jurisdictions in which we operate and the period over which our deferred tax assets will be realizable. We could in the future be required to increase the valuation allowance to take into account additional deferred tax assets that we may be unable to realize. An increase in the valuation allowance would have an adverse impact, which could be material, on our income tax provision and net income in the period in which we record the increase.

Risks Related to Our Business

Our introduction of Rosetta Stone Version 4 TOTALe and ReFLEX has increased our costs as a percentage of revenue, and these and future product introductions may not succeed and may harm our business, financial results and reputation.

        We released Rosetta Stone Version 4TOTALe and ReFLEX in various markets over the past few years. Rosetta Stone Version 4TOTALe integrates our existing language-learning software solutions with web-based services, which provide opportunities for practice with dedicated language conversation coaches and other language learners to increase language socialization. ReFLEX integrates online language-learning software solutions to improve the listening and speaking skills of English learners with web-based services, which provide opportunities for practice with dedicated language conversation coaches and other language learners. These language coach services have a much higher cost as a percentage of revenue than our software solutions and remain a risk factor due to the growth of these offerings as a percentage of our sales. We offer Rosetta Stone Version 4 TOTALe primarily by bundling the web-based services of TOTALe with our software and audio offerings. At the same time, we expect to provide augmented, free peer-to-peer language practice. The services associated with Rosetta Stone Version 4 TOTALe and ReFLEX have decreased our margins. Rosetta Stone Version 4 TOTALe sells at a higher price per unit than our Version 3 software solutions and customers may not choose to engage with conversation coaches or be willing to pay higher prices to do so. Rosetta Stone Version 4 TOTALe and ReFLEX have also presented new management and marketing challenges that differ from the challenges we faced in our previous business. In addition, we are now required to defer recognition of a portion of each sale of Version 4 TOTALe and ReFLEX in connection with the subscription terms of our online socialization services. We cannot assure you that Rosetta Stone Version 4 TOTALe and ReFLEX will be successful or profitable, or if it is profitable, that it will provide an adequate return on capital expended. If Rosetta Stone Version 4 TOTALe and/or ReFLEX are not successful, our business, financial results and reputation may be harmed. We anticipate having to make investments in new products in the future, such as a children's product, and we may incur significant expenses without achieving the anticipated benefits of our investment or preserving our brand and reputation. Investments in new products and technology are speculative, the development cycle for products may exceed planned estimates and commercial success depends on many factors, including innovativeness, developer support, and effective distribution and marketing. Customers may not perceive our latest offerings as providing significant new value and may reduce their purchases of our offerings, unfavorably impacting revenue. We may not achieve significant revenue from new product and service investments for a number of years, if at all.

Our introduction of an English remediation solution targeting intermediate learners in Asia may not succeed and may harm our business, financial results and reputation.

        We introduced our English remediation solution, ReFLEX, in South Korea and Japan over the past two years. This solution targets more advanced English learners in Asia, and provides learners with foundational phonetic skills needed to properly hear and produce distinctions that are present in English, but absent in Asian languages. This online solution carries some lower price points than our full Rosetta Stone Version 4 TOTALe language-learning solution and may cannibalize sales of our

Version 4 solution in Asia. We have devoted significant capital, personnel and management attention to develop and launch the English remediation offering, including related research and development expenses, and incurring marketing expenses relating to the launch. This product has presented new management and marketing challenges. Consumer demand for ReFLEX in South Korea and Japan has not been as high as we projected. We cannot assure you that the English remediation solution will be successful or profitable, or if it is profitable, that it will provide an adequate return on capital expended.

Because we generate all of our revenue from language-learning solutions, a decline in demand for our language-learning solutions or for language-learning solutions in general could cause our revenue to decline.

        We generate substantially all of our revenue from our language-learning solutions, and we expect that we will continue to depend upon language-learning solutions for substantially all of our revenue in the foreseeable future. Because we are dependent on our language-learning solutions, factors such as changes in consumer preferences for these products may have a disproportionately greater impact on us than if we offered multiple product categories. If consumer interest in our language-learning software products declines, or if consumer interest in learning foreign languages in general declines, we would likely experience a significant loss of sales. Some of the potential developments that could negatively affect interest in and demand for language-learning software products include:

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  a decline in international travel; and

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  changes in U.S. or international laws or policies making it more difficult for foreign persons to visit or take up residence in the United States.

Because a substantial portion of our revenue is generated from our consumer business, if we fail to accurately forecast consumer demand and trends in consumer preferences, our Rosetta Stone brand, sales and customer relationships may be harmed.

        Demand for our language-learning software products and related services, and for consumer products and services in general, is subject to rapidly changing consumer demand and trends in consumer preferences. Therefore, our success depends upon our ability to:

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  identify, anticipate, understand and respond to these trends in a timely manner;

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  introduce appealing new products and performance features on a timely basis;

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  provide appealing solutions that engage our customers;

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  anticipate and meet consumer demand for additional languages, learning levels and new platforms for delivery;

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  effectively position and market our products and services;

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  identify and secure cost-effective means of marketing our products to reach the appropriate consumers;

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  identify cost-effective sales distribution channels, kiosk locations and other sales outlets where interested consumers will buy our products;

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  anticipate and respond to consumer price sensitivity and pricing changes of competitive products; and

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  identify and successfully implement ways of building brand loyalty and reputation.

        We may be unable to develop new solutions or solution enhancements in time to capture market opportunities or achieve sustainable acceptance in new or existing markets. In addition, our solutions may become less appealing to consumers due to changes in technologies or reduced life cycles of our solutions. A decline in consumer demand for our solutions, or any failure on our part to satisfy such changing consumer preferences, could harm our business and profitability.

We depend on discretionary consumer spending in the consumer segment of our business. Adverse trends in general economic conditions, including retail and online shopping patterns, airport traffic or consumer confidence, as well as numerous other external consumer dynamics may compromise our ability to generate revenue.

        The success of our business depends to a significant extent upon discretionary consumer spending, which is subject to a number of factors, including general economic conditions, consumer confidence, employment levels, business conditions, interest rates, availability of credit, inflation and taxation. Adverse trends in any of these economic indicators may cause consumer spending to decline further, which could hurt our sales and profitability. For our retail business, we depend on the continued popularity of physical stores to generate customer traffic for retailers such as Barnes & Noble, Best Buy, Books-A-Million, Costco, and Staples which sell our products. Decreases in physical store, mall or airport retail traffic adversely affect our consumer sales and our profitability and financial condition. In addition, an increase in the taxation of online sales could result in reduced online purchases or reduced margins on such sales. Furthermore, consumers may defer purchases of our solutions in anticipation of new products or new versions from us or our competitors.

Because a significant portion of our sales are made to or through retailers and distributors, none of which have any obligation to sell our products, the failure or inability of these parties to sell our products effectively could hurt our revenue and profitability.

        We rely on retailers and distributors, together with our direct sales force, to sell our products. Our sales to retailers and distributors are highly concentrated on a small group, including Amazon.com, Barnes & Noble, Best Buy, Books-A-Million, Costco, Groupon, Navarre, and Staples. Sales to or through our retailers and distributors accounted for approximately 17% of our revenue for the year ended December 31, 2012, compared to 14% for the year ended December 31, 2011.

        We have no control over the amount of products that these retailers and distributors purchase from us or sell on our behalf, we do not have long-term contracts with any of them, and they have no obligation to offer or sell our products or to give us any particular shelf space or product placement within their stores. Thus, there is no guarantee that this source of revenue will continue at the same level as it has in the past or that these retailers and distributors will not promote competitors' products over our products or enter into exclusive relationships with competitors. Any material adverse change in the principal commercial terms, material decrease in the volume of sales generated by our larger retailers or distributors or major disruption or termination of a relationship with these retailers and distributors could result in a potentially significant decline in our revenue and profitability. Furthermore, product display locations and promotional activities that retailers undertake can affect the sales of our products. The fact that we also sell our products directly could cause retailers or distributors to reduce their efforts to promote our products or stop selling our products altogether. As evidenced by the bankruptcy and liquidation of Borders, book stores and other traditional physical retailers are experiencing diminished foot traffic and sales. Reduced customer foot traffic in these stores is likely to reduce their sales of our products. In addition, if one or more of these bookstores or other retailers or distributors are unable to meet their obligations with respect to accounts payable to us, we could be forced to write off such accounts. Any bankruptcy, liquidation, insolvency or other failure of any of these retailers or distributors could result in significant financial loss and cause us to lose revenue in future periods.

Product returns and pricing concessions could exceed our estimates, which would diminish our reported revenue.

        In the United States, we offer consumers who purchase our packaged software and audio practice products directly from us six-month unconditional full money-back. We also permit some of our retailers and distributors to return packaged products, subject to certain limitations. We establish revenue reserves for packaged product returns based on historical experience, estimated channel inventory levels, the timing of new product introductions and other factors. If packaged product returns exceed our reserve estimates, the excess would offset reported revenue, which could hurt our reported financial results.

        We continue to test changes to the pricing and delivery methods of our products. If we reduce our prices or our method of delivery as a result of successful tests in an effort to increase sales volume and overall market penetration, we may provide our retailers and distributors with price protection on existing inventories, which would allow these retailers and distributors a credit against amounts owed with respect to unsold packaged product under certain conditions. These price protection reserves could be material in future periods. It is uncertain whether these strategies will prove successful or whether we will be able to develop the necessary infrastructure and business models.

        The intense competition we face in the sales of our language learning solutions and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Any broad-based change to our prices and pricing policies could cause our revenues to decline or be delayed as our sales force implements and our customers adjust to the new pricing policies. If we do not adapt our pricing models to reflect changes in customer use of our products or changes in customer demand, our revenues could decrease.

Intense competition in our industry may hinder our ability to generate revenue and may diminish our margins.

        The market for foreign language-learning solutions is rapidly evolving, highly fragmented and intensely competitive, and we expect both product and pricing competition to persist and intensify. Increased competition could cause reduced revenue, price reductions, reduced gross margins and loss of market share. Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources than we do, as well as greater name recognition worldwide or in select local markets. The resources of these competitors also may enable them to respond more rapidly to new or emerging technologies and changes in customer requirements, reduce prices to win new customers and offer free language-learning software or online services. We may not be able to compete successfully against current or future competitors.

        As the market for foreign language solutions continues to develop, a number of other companies with greater resources than ours could attempt to enter the market or increase their presence by acquiring or forming strategic alliances with our competitors or our distributors or by introducing their own competing products. These companies and their products may be superior to any of our current competition. We have also seen increased competition from imitation products which are lower priced, lower quality products that attempt to capitalize on the popularity of our products by utilizing similar packaging and marketing materials. In addition, we see increased competition from community practice providers which provide low priced entry points for consumers interested in learning languages. We may not have the financial resources, technical expertise, marketing, distribution or support capabilities to compete effectively with any of these new entrants to the market.

        We have seen an increase of language-learning applications on mobile platforms, such as iPhones and iPads, that are offered at extremely low prices and, while they are currently limited in scope and ability to teach languages, they may present a threat as they develop.

        As we continue to expand into foreign markets, we expect that we will experience competition from local foreign language-learning companies that have strong brand recognition and more experience in selling to local consumers and a better understanding of local marketing, sales channels and consumer preferences.

        Our success will depend on our ability to adapt to these competitive forces, to adapt to technological advances, to develop more advanced products more rapidly and less expensively than our competitors, to continue to develop an international sales network, to adapt to changing consumer preferences and to educate potential customers about the benefits of using our solutions rather than our competitors' products and services. Existing or new competitors could introduce new products and services with superior features and functionality at lower prices. This could impair our ability to sell our products and services.

Demand for paid language-learning solutions such as ours could decline if effective language-learning solutions become available for free.

        Presently there are a number of free online language applications and websites offering limited vocabulary lists, grammar explanations and tips, and crowd sourced text translations. In addition, there are some online services offering limited free lessons and learning tools, including one sponsored by the U.S. Department of Education to help immigrants learn English. Many of these websites offer free language practice opportunities with other language learners. If these free products and applications become more sophisticated and competitive or gain widespread acceptance by the public, demand for our solutions could decline.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures.

        Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

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  create greater awareness of our brands and our language-learning solutions;

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  select the right market, media and specific media vehicle in which to advertise;

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  identify the most effective and efficient level of spending in each market, media and specific media vehicle;

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  determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;

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  effectively manage marketing costs, including creative and media expenses, in order to maintain acceptable customer acquisition costs;

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  drive traffic to our websites, call centers, distribution channels and kiosks; and

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  convert customer inquiries into actual orders.

        Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of product and brand name awareness, and we may not be able to increase our net sales at the same rate as we increase our advertising expenditures.

        Some of our radio, television and print advertising has been through the purchase of "remnant" advertising segments. These segments are random time slots and publication dates that have remained unsold and are offered at discounts to advertisers who are willing to be flexible with respect to time slots. There is a limited supply of this type of advertising and the availability of such advertising may decline or the cost of such advertising may increase. In addition, if we increase our marketing budget we cannot assure you that we can increase the amount of remnant advertising at the discounted prices we have obtained in the past. If any of these events occur, we may be forced to purchase time slots and publication dates at higher prices, which will increase our costs.

        We also seek new customers through our online marketing efforts, including paid search listings, banner ads, text links and permission-based e-mails, as well as our affiliate and reseller programs and we engage in an active public relations program, including through social media sites such as Facebook and Twitter.

        We opportunistically adjust our mix of marketing programs to acquire new customers at a reasonable cost with the intention of achieving overall financial goals. If we are unable to maintain or replace our sources of customers with similarly effective sources, or if the cost of our existing sources increases, our customer levels and marketing expenses may be adversely affected.

Our business depends on our Rosetta Stone brand, and if we are not able to maintain and enhance our brand, our business and operating results may be harmed.

        We believe that market awareness of our Rosetta Stone brand in the United States has contributed significantly to the success of our business. We also believe that maintaining and enhancing the Rosetta Stone brand is critical to maintaining our competitive advantage. As we continue to grow our business, expand our products and services and extend our geographic reach, maintaining the quality and consistency of our language-learning solutions, and thus the quality of our brand, may be more difficult. In addition, software piracy and trademark infringement may harm our Rosetta Stone brand by undermining our reputation for quality software programs. We must continue to update our marketing communications in order to maintain and enhance our brand awareness and the value of our brand. Failure to do so may result in a decrease in brand value and related sales.

We depend on search engines and other online sources to attract visitors to our websites, and if we are unable to attract these visitors and convert them into customers in a cost-effective manner, our business and financial results may be harmed.

        Our success depends on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. We depend, in part, on search engines and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that will result in the inclusion of our listing, and algorithmic searches that depend upon the searchable content on our sites. Search engines and other online sources revise their algorithms from time to time in an attempt to optimize their search results.

        If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our websites, resulting in fewer consumers clicking through to our websites, our sales could suffer. If any free search engine on which we rely begins charging fees for listing or placement, or if one or more of the search engines or other online sources on which we rely for purchased listings, modifies or terminates its relationship with us, our expenses could rise, we could lose customers and traffic to our websites could decrease.

Our expansion into international markets may not succeed and imposes special risks.

        Our business strategy contemplates stabilizing the losses we have experienced in international markets in order to prepare for future growth and expansion into international markets. We are currently augmenting and optimizing certain of our website direct sales channels in Europe, Asia and Latin America. In addition, we are continuing to selectively expand and optimize our indirect sales channels in Europe, Asia and Latin America through retailer and distributor arrangements with third parties. If we are unable to stabilize losses in our international operations successfully and in a timely manner, our ability to subsequently pursue our growth strategy will be impaired. Such stabilization and expansion may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products and services internationally to the extent we expect.

        Our international operations and our efforts to increase sales in international markets are subject to a number of risks that are in addition to or different than those affecting our U.S. operations, including:

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  difficulty in staffing and managing geographically dispersed operations and culturally diverse work forces and increased travel, infrastructure and legal compliance costs associated with multiple international locations;

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  difficulty in establishing and maintaining financial and other internal controls over geographically dispersed operations;

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  competition from local foreign language software providers and preferences for local products in some regions;

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  expenses associated with customizing products, support services and websites for foreign countries;

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  inability to identify an effective and efficient level of advertising, marketing and promotional expenditures in order to maintain acceptable customer acquisition costs;

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  inability to drive traffic to our websites, call centers, kiosks and distribution channels;

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  inability to register domain names for "Rosetta Stone" in Country Code Top Level Domains in order to operate country specific websites to permit consumers to easily locate our products in other countries due in large part to cybersquatting;

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  difficulties with providing appropriate and appealing products to suit consumer preferences and capabilities in these markets, such as the potential need to customize English language software solutions for local markets;

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  difficulties with establishing successful sales channels;

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  inability to successfully develop relationships with significant retailers and distributors;

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  potential political and economic instability in some regions;

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  potential unpredictable changes in foreign government regulations;

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  legal and cultural differences in the conduct of business;

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  import and export license requirements, tariffs, taxes and other trade barriers;

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  inflation and fluctuations in currency exchange rates;

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  potentially adverse tax consequences;

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  difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;

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  the burden and difficulties of complying with a wide variety of U.S. and foreign laws, regulations, trade standards, treaties and technical standards, including the Foreign Corrupt Practices Act;

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  difficulty in protecting our intellectual property and the high incidence of software piracy in some regions;

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  costs and delays in downsizing foreign work forces as a result of differing employment and other laws;

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  protectionist laws and business practices that favor local competitors; and

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  uncertainty regarding liability for information retrieved and replicated in foreign countries.

        The effects of any of the risks described above could reduce our future revenue from our international operations and could harm our overall business, revenue and financial results.

If the recognition by schools and other institutions of the value of technology-based education does not continue to grow, our ability to generate revenue from institutions could be impaired.

        Our success depends in part upon the continued adoption by institutions and potential customers of technology-based education initiatives. Some academics and educators oppose online education in principle and have expressed concerns regarding the perceived loss of control over the education process that can result from offering courses online. If the acceptance of technology-based education does not continue to grow, our ability to continue to grow our institutional business could be impaired.

If there are changes in the spending policies or budget priorities for government funding of colleges, universities, schools, other education providers, or government agencies, we could lose revenue.

        Many of our institutional customers are colleges, universities, primary and secondary schools, other education providers, armed forces and government agencies that depend substantially on government funding. Accordingly, any general decrease, delay or change in federal, state or local funding for colleges, universities, primary and secondary schools, or other education providers or government agencies that use our products and services could cause our current and potential customers to reduce their purchases of our products and services, to exercise their right to terminate licenses, or to decide not to renew licenses, any of which could cause us to lose revenue. In addition, a specific reduction in governmental funding support for products such as ours would also cause us to lose revenue and could hurt our overall gross margins.

Some of our institutional business faces a lengthy and unpredictable sales cycle for our solutions, which could delay new sales.

        We face a lengthy sales cycle between our initial contact with some potential institutional customers and the signing of license agreements with these customers. As a result of this lengthy sales cycle, we have only a limited ability to forecast the timing of such institutional sales. A delay in or failure to complete license transactions could cause us to lose revenue, and could cause our financial results to vary significantly from quarter to quarter. Our sales cycle varies widely, reflecting differences in our potential institutional customers' decision-making processes, procurement requirements and budget cycles, and is subject to significant risks over which we have little or no control, including:

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  customers' budgetary constraints and priorities;

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  the timing of our customers' budget cycles;

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  the need by some customers for lengthy evaluations that often include both their administrators and faculties; and

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  the length and timing of customers' approval processes.

If we are unable to continually enhance our products and services and adapt them to technological changes and customer needs, including the emergence of new computing devices and more sophisticated online services, we may lose market share and revenue and our business could suffer.

        We need to anticipate, develop and introduce new products, services and applications on a timely and cost-effective basis that keeps pace with technological developments and changing customer needs. The process of developing new high technology products, services and applications and enhancing existing products, services and applications is complex, costly and uncertain, and any failure by us to anticipate customers' changing needs and emerging technological trends accurately could significantly harm our market share and results of operations. For example, the number of individuals who access the internet through devices other than a personal computer, such as tablet computers, mobile devices, televisions and set-top box devices, has increased dramatically and this trend is likely to continue. Our products and services may not work or be viewable on these devices because each manufacturer or distributor may establish unique technical standards for such devices. With the exception of TOTALe Companion, we have no experience to date in operating versions of our products and services developed or optimized for users of alternative devices, and new devices and new platforms are continually being released. Accordingly, we may need to devote significant resources to the creation, support and maintenance of such versions. If we fail to develop or sell products and services that respond to these or other technological developments and changing customer needs, such as the demand for products designed for children, cost effectively, we may lose market share and revenue and our business could suffer.

        We offer our software products and services primarily on Windows and Macintosh platforms. To the extent that there is a slowdown of customer purchases of personal computers on either the Windows or Macintosh platform or in general, to the extent that we have difficulty transitioning product or version releases to new Windows and Macintosh operating systems, or to the extent that significant demand arises for our products or competitive products on other platforms before we choose and are able to offer our products on these platforms, our business could be harmed. To the extent new releases of operating systems, including for mobile and non-PC devices, or other third-party products, platforms or devices make it more difficult for our products to perform, and our customers are persuaded to use alternative technologies, our business could be harmed.

If we fail to manage our expansion effectively, we may experience difficulty in filling purchase orders, declines in product and service quality and customer satisfaction, increased costs or disruption in our operations.

        We are currently involved in efforts to stabilize losses in our international business and aim to ultimately expand our operations internationally, grow our institutional business, and move our business more online, which has strained our managerial, operational, financial and other resources.

        We anticipate that continued expansion of our operations will be required to satisfy consumer and institutional demand and to avail ourselves of new market opportunities. The expanding scope of our business will continue to place a significant strain on our management team, information technology systems and other resources. To properly manage our growth, we need to hire and retain personnel, upgrade our existing operational, management and financial and reporting systems, including warehouse management and inventory control, improve our business processes and controls and identify and develop relationships with additional retailers and distributors. We may also be required to expand our distribution facilities and our operational facilities or add new facilities, which could require significant capital expenditures. Failure to effectively manage our expansion and move our business more online in a cost-effective manner could result in difficulty in filling purchase orders, declines in product and service quality and customer satisfaction, increased costs or disruption of our operations.

        Our growth also makes it difficult for us to adequately predict the expenditures we will need to make in the future. If we do not make the necessary overhead expenditures to accommodate our future growth, we may not be successful in executing our growth strategy.

If we move our consumer business substantially online and sell our solutions pursuant to a monthly, quarterly or other subscription fee, rather than an upfront fee, our revenue, results of operations and cash flow will be negatively impacted in the short term.

        Historically, we have predominantly sold our packaged software programs for a single upfront fee and recorded 65-90% of the revenue at the time of sale. We are delivering more of our solutions online pursuant to different duration subscription fees. Selling in this manner will result in substantially less cash and revenue from the initial sale to the customer and could have a substantially negative impact on our revenue, results of operations and cash flow in the short term.

A transition to more online offerings may not be successful, if we are not able to attract and retain customers, which could adversely affect our business and financial performance.

        Our ability to attract customers to online offerings will depend in part on our ability to consistently provide our customers with a valuable and quality experience for learning languages. If consumers do not perceive our service offering to be of value, or if we introduce new or adjust existing features or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain customers. Customers may cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, competitive services providing a better value or experience, or customer service issues not being satisfactorily resolved. If too many of our customers cancel our service, or if we are unable to attract new customers in numbers sufficient to grow our business, our operating results will be adversely affected. If too many customers cancel our service, we may be required to incur significantly higher marketing and advertising expenditures than we currently anticipate to replace these customers. We expect to derive an increasing portion of our revenues in the future from subscriptions to our cloud-based offerings. This subscription model prices and delivers our products in a way that differs from the historical pricing and delivery methods of our language learning solutions. These changes reflect a shift from perpetual license sales and distribution of our software in favor of providing our customers the right to access certain of our software in a hosted environment or use downloaded software for a specified subscription period. This cloud strategy requires continued investment in product development and cloud operations, and may give rise to a number of risks, including a lag in sales, dissatisfaction from perpetual license customers, difficulty setting optimal pricing that could negatively affect sales and/or earnings, revenues that decline over the short or long term, confusion among our customers, resellers and investors and higher than forecasted costs.

Our revenue is subject to seasonal and quarterly variations, which could cause our financial results to fluctuate significantly.

        We have experienced, and we believe we will continue to experience, substantial seasonal and quarterly variations in our revenue and net income. These variations are primarily related to increased sales of our products and services to consumers in the fourth quarter during the holiday selling season as well as higher sales to governmental and educational institutions in the second and third quarters. We sell to a significant number of our retailers, distributors and institutional customers on a purchase order basis and we receive orders when these customers need products and services. As a result, their orders are typically not evenly distributed throughout the year. Our quarterly results of operations also may fluctuate significantly as a result of a variety of other factors, including the timing of holidays and advertising initiatives, changes in our products, services and advertising initiatives and changes in those of our competitors. Budgetary constraints of our institutional customers may also cause our quarterly results to fluctuate.

        As a result of these seasonal and quarterly fluctuations, we believe that comparisons of our results of operations between different quarters are not necessarily meaningful and that these comparisons are not reliable as indicators of our future performance. In addition, these fluctuations could result in volatility and adversely affect our cash flows. As our business grows, these seasonal fluctuations may become more pronounced. Any seasonal or quarterly fluctuations that we report in the future may differ from the expectations of market analysts and investors. This could cause the price of our common stock to fluctuate significantly.

Substantially all of our inventory is located in one warehouse facility. Any damage or disruption at this facility could cause significant financial loss, including loss of revenue and harm to our reputation.

        Substantially all of our inventory is located in one warehouse facility. We could experience significant interruption in the operation of this facility or damage or destruction of our inventory due to natural disasters, accidents, failures of the inventory locator or automated packing and shipping systems or other events. If a material portion of our inventory were to be damaged or destroyed, we might be unable to meet our contractual obligations which could cause us significant financial loss, including loss of revenue and harm to our reputation.

The loss of key personnel or the failure to attract and retain highly qualified personnel could compromise our ability to effectively manage our business and pursue our growth strategy.

        Our future performance depends on the continued service of our key technical, development, sales, services and management personnel. We rely on our executive officers and senior management to execute our existing business plans and to identify and pursue new opportunities. We rely on our technical and development personnel for product innovation. We generally do not have employment agreements with our non-executive personnel and, therefore, they could terminate their employment with us at any time. The loss of key employees could result in significant disruptions to our business, and the integration of replacement personnel could be costly and time consuming, could cause additional disruptions to our business, and could be unsuccessful. We do not carry key person life insurance covering any of our employees.

        Our future success also depends on our continued ability to attract and retain highly qualified technical, development, sales, services and management personnel. Competition for such personnel is intense, and we may fail to retain our key employees or attract or retain other highly qualified personnel in the future. Many of our employees are located in Harrisonburg, Virginia, a city that does not have a large pool of qualified replacement personnel. The lack of qualified local replacement personnel may make it more difficult to quickly find replacement personnel and may increase the costs of identifying and relocating replacement personnel to Harrisonburg, Virginia or increase costs due to hiring replacements in other higher cost of living cities such as Arlington, Virginia or Boulder, Colorado.

        In addition, wage inflation and the cost of retaining our key personnel in the face of competition for such personnel may increase our costs faster than we can offset these costs with increased prices or increased sales volume.

Failure to maintain the availability of the systems, networks, databases and software required to operate and deliver our internet-based products and services could damage our reputation and cause us to lose revenue.

        We rely on internal systems and external systems, networks and databases maintained by us and third-party providers to process customer orders, handle customer service requests, and host and deliver our internet-based language-learning solutions, including our online language courses and Rosetta Stone

TOTALe, and our SharedTalk online peer-to-peer collaborative and interactive community. Any damage, interruption or failure of our systems, networks and databases could prevent us from processing customer orders and result in degradation or interruptions in delivery of our products and services. Notwithstanding our efforts to protect against interruptions in the availability of our e-commerce websites and internet-based products and services, we do occasionally experience unplanned outages or technical difficulties. In addition, we do not have complete redundancy for all of our systems. We do not maintain real-time back-up of all of our data, and in the event of system disruptions, we could experience loss of data which could cause us to lose customers and could harm our reputation and cause us to face unexpected liabilities and expenses. If we continue to expand our business, we will put additional strains on these systems. If we move additional product features to online systems or more of our business online, all of these considerations will become more significant. We may also need to grow, reconfigure or relocate our data centers in response to changing business needs, which may be costly and lead to unplanned disruptions of service.

We are subject to U.S. and foreign government regulation of online services which could subject us to claims, judgments, and remedies, including monetary liabilities and limitations on our business practices.

        We are subject to regulations and laws directly applicable to providers of online services. The application of existing domestic and international laws and regulations to us relating to issues such as user privacy and data protection, data security, defamation, promotions, billing, consumer protection, accessibility, content regulation, quality of services, and intellectual property ownership and infringement in many instances is unclear or unsettled. In addition, we will also be subject to any new laws and regulations directly applicable to our domestic and international activities. Internationally, we may also be subject to laws regulating our activities in foreign countries and to foreign laws and regulations that are inconsistent from country to country. We may incur substantial liabilities for expenses necessary to defend litigation in connection with such regulations and laws or to comply with these laws and regulations, as well as potential substantial penalties for any failure to comply.

We may be subject to legal liability for Cloud-based online services and for data security breaches which could compromise our information technology network security, trade secrets and customer data.

        Rosetta Stone TOTALe enables individuals to exchange information and engage in various online activities on a domestic and an international basis. The law relating to the liability of providers of online services for activities of their users is currently unsettled both within the United States and internationally. Claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our users. Defense of any such actions could be costly and involve significant time and attention of our management and other resources and may require us to change our business in an adverse manner.

        In addition, the amount of data we store for our users on our servers (including personal information) will increase as we increase our Cloud based offerings. Any systems failure or compromise of our security that results in the release of our users' data could seriously limit the adoption of our products and services as well as harm our reputation and brand and, therefore, our business. We may also need to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of web based products and services we offer as well as increase the number of countries where we operate.

        Further, failure or perceived failure by us to comply with our policies, applicable requirements, or industry self-regulatory principles related to the collection, use, sharing or security of personal information, or other privacy, data-retention or data-protection matters could result in a loss of user confidence in us, damage to our brands, and ultimately in a loss of users, advertising partners, or affiliates, which could adversely affect our business.

        Hackers develop and deploy viruses, worms, and other malicious software programs that attack our products and services and gain access to our networks and data centers. Groups of hackers may also act in a coordinated manner to launch distributed denial of service attacks, or other coordinated attacks. Sophisticated organizations or individuals may launch targeted attacks using novel methods to gain access to computers running our software. These threats may result in breaches of our network or data security, disruptions of our internal systems and business applications, impairment of our ability to provide services to our customers, product development delays, harm to our competitive position from the compromise of confidential business information, or other negative impacts on our business.

Our possession and use of personal information presents risks and expenses that could harm our business. Unauthorized disclosure or manipulation of such data, whether through breach of our network security or otherwise, could expose us to costly litigation and damage our reputation.

        Maintaining our network security is of critical importance because our online e-commerce systems and our online administration tools for our institutional business store proprietary and confidential customer, employee and other sensitive data, such as names, addresses, other personal information and credit card numbers. Our call centers also process confidential customer data, which is provided to employees in the call centers. We and our vendors use commercially available encryption technology to transmit personal information when taking orders. We use security and business controls to limit access and use of personal information. However, third parties may be able to circumvent these security and business measures by developing and deploying viruses, worms and other malicious software programs that are designed to attack or attempt to infiltrate our systems and networks. In addition, employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in a breach of customer or employee privacy. We employ contractors and temporary and part-time employees who may have access to the personal information of customers and employees. It is possible such individuals could circumvent our controls, which could result in a breach of customer or employee privacy.

        Possession and use of personal information in conducting our business subjects us to legislative and regulatory burdens that could require notification of data breaches, restrict our use of personal information and hinder our ability to acquire new customers or market to existing customers. As our business evolves and as we expand internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer information. We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.

        If third parties improperly obtain and use the personal information of our customers or employees, we may be required to expend significant resources to resolve these problems. A major breach of our network security and systems could have serious negative consequences for our businesses, including possible fines, penalties and damages, reduced customer demand for our products and services, harm to our reputation and brand and loss of our ability to accept and process customer credit card orders.

We are exposed to risks associated with credit card and payment fraud, and with credit card processing and alternative payment methods, which could cause us to lose revenue.

        Many of our customers use credit cards or automated payment systems to pay for our products and services. We have suffered losses, and may continue to suffer losses, as a result of orders placed with fraudulent credit cards or other fraudulent payment data. For example, under current credit card practices, we may be liable for fraudulent credit card transactions if we do not obtain a cardholder's signature, a frequent practice in internet sales. We employ technology solutions to help us detect fraudulent transactions. However, the failure to detect or control payment fraud could cause us to lose sales and revenue.

        From time to time, credit card processing fees may increase as a result of rate changes by the payment processing companies or changes in our business practices which increase the fees on a cost-per-transaction basis. Such increases may adversely affect our results of operations.

        We are subject to rules, regulations and practices governing our accepted payment methods which could change or be reinterpreted to make it difficult or impossible for us to comply. A failure to comply with these rules or requirements could make us subject to fines and higher transaction fees and we could lose our ability to accept these payment methods. Our business and results of operations could be adversely affected if these changes were to occur.

        We accept payment methods other than payment cards, particularly in some areas of the world. As our service continues to evolve and expand internationally, we will likely continue to explore accepting various forms of payment, which may have higher fees and costs than our currently accepted payment methods. If more consumers use higher cost payment methods, our payment costs could increase and our financial results could suffer.

Any significant interruptions in the operations of our call center or third-party call centers could cause us to lose sales and disrupt our ability to process orders and deliver our solutions in a timely manner.

        We rely on both an in-house call center and third-party call centers to sell our solutions, respond to customer service and technical support requests and process orders. Any significant interruption in the operation of these facilities, including an interruption caused by our failure to successfully expand or upgrade our systems or to manage these expansions or upgrades, could reduce our ability to receive and process orders and provide products and services, which could result in lost and cancelled sales and damage to our brand and reputation.

        As we grow, we will need more capacity from those existing call centers or we will need to identify and contract with new call centers. We may not be able to continue to locate and contract for call center capacity on favorable terms, or at all. Additionally, the rates those call centers charge us may increase or those call centers may not continue to provide service at the current levels.

        We structure our marketing and advertising to drive potential customers to our call centers and websites to purchase our solutions. If our call center operators do not convert inquiries into sales at expected rates, our ability to generate revenue could be impaired. Training and retaining qualified call center operators is challenging due to the expansion of our product and service offerings and the seasonality of our business. If we do not adequately train our call center operators, they will not convert inquiries into sales at an acceptable rate.

        Our call center employs a large number of personnel and historically has been subject to a high turnover rate among employees. We may have to terminate employees from time to time as our business changes and labor demands shift among our facilities. Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, due to employee turnover or otherwise, could harm our business and profitability. In addition, high employee turnover could increase our exposure to employee-related litigation. Likewise, the third-party call centers we utilize face similar issues.

If any of our products contain defects or errors or if new product releases or services are delayed, our reputation could be harmed, resulting in significant costs to us and impairing our ability to sell our solutions.

        If our products contain defects, errors or security vulnerabilities, our reputation could be harmed, which could result in significant costs to us and impair our ability to sell our products in the future. In the past, we have encountered product development delays due to errors or defects. We would expect that, despite our testing, errors will be found in new products and product enhancements in the future. Significant errors in our products or services could lead to, among other things:

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  delays in or loss of market acceptance of our products and services;

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  diversion of our resources;

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  a lower rate of license renewals or upgrades for consumer and institutional customers;

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  injury to our reputation; or

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  increased service expenses or payment of damages.

        In addition, we could face claims for product liability, tort or breach of warranty. Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management's attention and adversely affect the market's perception of us and our products and services. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms, or at all, we could face significant financial losses.

Our sales to U.S. government agencies subject us to special risks that could adversely affect our business.

        Government sales entail a variety of risks as evidenced by the non-renewal of our contracts with the U.S. Army and the U.S. Marine Corps in 2011. These risks include the following:

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  government contracts are subject to the approval of appropriations by the United States Congress to fund the expenditures by the agencies under these contracts. Congress often appropriates funds for government agencies on a yearly basis, even though their contracts may call for performance over a number of years;

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  our products and services are included on a General Services Administration, or GSA, schedule. The loss of the GSA schedule covering our software products and related services could cause us to lose our ability to sell our products and services to U.S. government customers;

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  we must comply with complex federal procurement laws and regulations in connection with government contracts, which may impose added costs on our business; and

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  federal government contracts contain provisions and are subject to laws and regulations that provide government customers with rights and remedies not typically found in commercial contracts. These rights and remedies allow government clients, among other things, to terminate existing contracts, with short notice, for convenience, without cause, reduce or modify contracts or subcontracts, and claim rights in products, systems, and technology produced by us.

If we fail to effectively upgrade our information technology systems, we may not be able to accurately report our financial results or prevent fraud.

        As part of our efforts to continue improving our internal control over financial reporting, we plan to continue to upgrade our existing financial information technology systems in order to automate several controls that are currently performed manually. We may experience difficulties in transitioning to these upgraded systems, including loss of data and decreases in productivity, as personnel become familiar with these new systems. In addition, our management information systems will require modification and refinement as we grow and as our business needs change, which could prolong difficulties we experience with systems transitions, and we may not always employ the most effective systems for our purposes. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems or respond to changes in our business needs, we may not be able to effectively manage our business and we may fail to meet our reporting obligations. In addition, as a result of the automation of these manual processes, the data produced may cause us to question the accuracy of previously reported financial results.

Our software products must interoperate with computer operating systems of our customers. If we are unable to ensure that our products interoperate properly with customer systems, our business could be harmed.

        Our products must interoperate with our customers' computer systems, including student learning management systems of our institutional customers. As a result, we must continually ensure that our products interoperate properly with these systems. Changes in operating systems, the technologies we incorporate into our products or the computer systems our customers use may damage our business.

As our product and service offerings become more complex, our reported revenue may become less predictable.

        Our planned expansion of products and services will generate more varied sources of revenue than our existing business. In the fourth quarter of 2011, we made announcements regarding our business, including evolving from a CD-ROM based desktop software model to digital services, combining self-study with live online conversational coaching in a multi-device platform. In 2012, we transitioned our distribution to more online in the consumer business. The accounting policies that apply to these sources of revenue may be more complex than those that apply to our traditional products and services. In addition, we may change the manner in which we sell our software licenses, and such change could cause delays in revenue recognition in accordance with accounting standards. Under these accounting standards, even if we deliver products and services to, and collect cash from, a customer in a given fiscal period, we may be required to defer recognizing revenue from the sale of such product or service until a future period when all the conditions necessary for revenue recognition have been satisfied. If we move more of our consumer business online we will also collect less cash from our initial transactions with consumers which could substantially decrease our revenues in the short term. Conditions that can cause delays in revenue recognition include software arrangements that have undelivered elements for which we have not yet established vendor specific objective evidence of fair value, requirements that we deliver services for significant enhancements or modifications to customize our software for a particular customer or material customer acceptance criteria.

Many of our expenses are fixed and many are based, in significant part, on our expectations of our future revenue and are incurred prior to the sale of our products and services. Therefore, any significant decline in revenue for any period could have an immediate negative impact on our margins, net income and financial results for the period.

        Our expense levels are based, in significant part, on our estimates of future revenue and many of these expenses are fixed in the short term. As a result, we may be unable to adjust our spending in a timely manner if our revenue falls short of our expectations. Accordingly, any significant shortfall of revenue in relation to our estimates could have an immediate negative effect on our profitability. In addition, as our business evolves, we anticipate increasing our operating expenses to expand our product development, technical support, sales and marketing and administrative organizations. Any such expansion could cause material losses to the extent we do not generate additional revenue sufficient to cover the additional expenses.

We may incur losses associated with currency fluctuations and may not be able to effectively hedge our exposure, which could impair our financial performance.

        Our operating results are subject to fluctuations in foreign currency exchange rates. We currently do not attempt to mitigate a portion of these risks through foreign currency hedging, based on our judgment of the appropriate trade-offs among risk, opportunity and expense. In the future, we might choose to engage in foreign currency hedging transactions. If the foreign currency hedging markets are negatively affected by clearing and trade execution regulations imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the cost of hedging our foreign exchange exposure could increase.

We may need to raise additional funds to pursue our growth strategy or continue our operations, and we may be unable to raise capital when needed.

        From time to time, we may seek additional equity or debt financing to provide for the capital expenditures required to finance working capital requirements, continue our expansion, develop new products and services or make acquisitions or other investments. In addition, if our business plans change, general economic, financial or political conditions in our markets change, or other circumstances arise that have a material effect on our cash flow, the anticipated cash needs of our business as well as our conclusions as to the adequacy of our available sources of capital could change significantly. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business or to develop new business at the rate desired and our results of operations may suffer.

Acquisitions, joint ventures and strategic alliances may have an adverse effect on our business.

        We recently acquired Livemocha and may make additional future acquisitions or enter into joint ventures and strategic alliances as part of our long-term business strategy. Such transactions involve significant challenges and risks including that the transaction does not advance our business strategy, that we do not realize a satisfactory return on our investment, that we experience difficulty integrating new employees, business systems, and technology, diversion of management's attention from our other businesses or that we acquire undiscovered liabilities such as patent infringement claims or violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws. It may take longer than expected to realize the full benefits, such as increased revenue, enhanced efficiencies, or market share, or those benefits may ultimately be smaller than anticipated, or may not be realized. These events could harm our operating results or financial condition.

Changes in applicable accounting principles could negatively affect our financial performance.

        Our financial statements are prepared in accordance with generally accepted accounting principles adopted in the United States ("GAAP") and are subject to interpretation by the Securities and Exchange Commission (the "SEC") and the Financial Accounting Standards Board ("FASB"). A change in GAAP or interpretations of GAAP can have a negative effect on our reported financial results and even retroactively affect previously reported results. The FASB is currently working together with the International Accounting Standards Board ("IASB") on several projects to align accounting principles internationally. These efforts by the FASB and IASB could change the accounting principles applicable to us and result in materially worse financial results for us in areas including, but not limited to, principles for recognizing revenue.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings.

        Under GAAP, we review our goodwill and indefinite lived intangible assets for impairment at least annually and when there are changes in circumstances. Factors that may be considered a change in circumstances include a decline in stock price and market capitalization, future cash flows and slower growth rates in our industry. We may therefore be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or indefinite lived intangible assets is determined, resulting in a negative effect on our results of operations.

Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.

        We are subject to tax in multiple U.S. and foreign tax jurisdictions. If certain foreign earnings previously treated as permanently reinvested are repatriated, the related U.S. tax liability may be reduced by any foreign income taxes paid on these earnings. Unanticipated changes in our tax rates could affect our future results of operations. Our future effective tax rates could be unfavorably affected by changes in the tax rates in jurisdictions where our income is earned or by changes in the valuation of our deferred tax assets and liabilities.

Our investment portfolio may become impaired by deterioration of the capital markets.

        We follow an established investment policy and set of guidelines to monitor and help mitigate our exposure to interest rate and credit risk. The policy sets forth credit quality standards and limits our exposure to any one issuer, as well as our maximum exposure to various asset classes. As of December 31, 2012, our cash consisted of highly liquid, investments with a original maturities of three months or less and demand deposits with financial institutions. If financial market conditions worsen in the future, investments in some financial instruments may suffer from market liquidity and credit problems. We cannot predict future market conditions or market liquidity, or credit availability, and can provide no assurance that our investment portfolio will remain materially unimpaired.

Catastrophic events may disrupt our business and may not be manageable under our Crisis Management Policy.

        We rely on our network infrastructure and enterprise applications, internal technology systems and our website for our development, marketing, operational, support, hosted services and sales activities. A disruption, infiltration or failure of these systems or third-party hosted services that we rely on for some of our business systems could, in the event of a major earthquake, fire, flood, power loss, telecommunications failure, software or hardware malfunctions, cyber-attack, war, terrorist attack or other catastrophic event, cause system interruptions, reputational harm, loss of intellectual property, delays in our product development, lengthy interruptions in our services, breaches of data security and loss of critical data and could prevent us from fulfilling our customers' orders. We have developed certain disaster recovery plans and backup systems to reduce the potentially adverse effect of such events, but a catastrophic event that results in the destruction or disruption of any of our data centers or our critical business or information technology systems could severely affect our ability to conduct normal business operations and, as a result, our future operating results could be adversely affected.

If government regulations relating to the Internet or other areas of our business change, we may need to alter the manner in which we conduct our business, or incur greater operating expenses.

        The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

        We rely upon the ability of consumers to access certain of our language learning solutions through the Internet. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our subscriber acquisition and retention could be negatively impacted. Furthermore, to the extent network operators were to create tiers of Internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Risks Related to Intellectual Property Rights

Protection of our intellectual property is limited, and any misuse of our intellectual property by others, including software piracy, could harm our business, reputation and competitive position.

        Our intellectual property is important to our success. We believe our trademarks, copyrights, trade secrets, pending patents, trade dress and designs are valuable and integral to our success and competitive position. To protect our proprietary rights, we rely on a combination of patents, copyrights, trademarks, trade secret laws, confidentiality procedures, contractual provisions and technical measures.

        We have five issued patents in the United States and two foreign patents. We have several patent applications on file in the United States and other countries. However, we do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if patents are issued from our patent applications, which are not certain, they may be contested, circumvented or invalidated in the future. Moreover, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop similar or superior technologies now or in the future. In addition, we have not emphasized patents as a source of significant competitive advantage and have instead sought to primarily protect our proprietary rights under laws affording protection for trade secrets, copyright and trademark protection of our products, brands, trademarks and other intellectual property where available and appropriate. However, all of these measures afford only limited protection and may be challenged, invalidated or circumvented by third parties. In addition, these protections may not be adequate to prevent our competitors or customers from copying or reverse-engineering our products. Third parties could copy all or portions of our products or otherwise obtain, use, distribute and sell our proprietary information without authorization. Third parties may also develop similar or superior technology independently by designing around our intellectual property, which would decrease demand for our products. In addition, our patents may not provide us with any competitive advantages and the patents of others may seriously impede our ability to conduct our business.

        We protect our products, trade secrets and proprietary information, in part, by requiring all of our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us. We also enter into non-disclosure agreements with our technical consultants, customers, vendors and resellers to protect our confidential and proprietary information. We cannot assure you that our confidentiality agreements with our employees, consultants and other third parties will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach, or that our trade secrets and other proprietary information will not be disclosed or will otherwise be protected.

        We rely on contractual and license agreements with third parties in connection with their use of our products and technology. There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights, in part because we rely, in many instances, on "click-wrap" and "shrink-wrap" licenses, which are not negotiated or signed by individual licensees. Accordingly, some provisions of our licenses, including provisions protecting against unauthorized use, copying, transfer, resale and disclosure of the licensed software program, may be unenforceable under the laws of several jurisdictions.

        Protection of trade secret and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. The laws of countries in which we operate may afford little or no protection to our trade secrets and other intellectual property rights. Although we defend our intellectual property rights and combat unlicensed copying and use of software and intellectual property rights through a variety of techniques, preventing unauthorized use or infringement of our intellectual property rights is inherently difficult. Despite our enforcement efforts against software piracy, we lose significant revenue due to illegal use of our software and from counterfeit copies of our software. If piracy activities increase, it may further harm our business.

        We also expect that the more successful we are, the more likely that competitors will try to illegally use our proprietary information and develop products that are similar to ours, which may infringe on our proprietary rights. In addition, we could potentially lose future trade secret protection for our source code if any unauthorized disclosure of such code occurs. The loss of future trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and trade secret protection. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenue, reputation and competitive position could be harmed.

Third-party use of our trademarks as keywords in internet search engine advertising programs may direct potential customers to competitors' websites, which could harm our reputation and cause us to lose sales.

        Competitors and other third parties, including counterfeiters, purchase our trademarks and confusingly similar terms as keywords in internet search engine advertising programs and in the header and text of the resulting sponsored link advertisements in order to divert potential customers to their websites. Preventing such unauthorized use is inherently difficult. If we are unable to protect our trademarks and confusingly similar terms from such unauthorized use, competitors and other third parties may continue to drive potential online customers away from our websites to competing and unauthorized websites, which could harm our reputation and cause us to lose sales.

Our trademarks are limited in scope and geographic coverage and may not significantly distinguish us from our competition.

        We own several federal trademark registrations, including registrations of the Rosetta Stone mark, hold common law trademark rights and have trademark applications pending in the U.S. and abroad for additional trademarks. Even if federal registrations and registrations in other countries are granted to us, our trademark rights may be challenged. It is also possible that our competitors will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. In fact, various third parties have registered trademarks that are similar to ours in the United States and overseas. We could incur substantial costs in prosecuting or defending trademark infringement suits. If we fail to effectively enforce our trademark rights, our competitive position and brand recognition may be diminished.

We have not registered copyrights for all our products, which may limit our ability to enforce them.

        We have not registered our copyrights in all of our software, written materials, website information, designs or other copyrightable works. The United States Copyright Act automatically protects all of our copyrightable works, but without a registration we cannot enforce those copyrights against infringers or seek certain statutory remedies for any such infringement. Preventing others from copying our products, written materials and other copyrightable works is important to our overall success in the marketplace. In the event we decide to enforce any of our copyrights against infringers, we will first be required to register the relevant copyrights, and we cannot be sure that all of the material for which we seek copyright registration would be registrable in whole or in part, or that once registered, we would be successful in bringing a copyright claim against any such infringers.

We must monitor and protect our internet domain names to preserve their value. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our trademarks.

        We own several domain names that include the terms Rosetta Stone and Rosetta World. Third parties may acquire substantially similar domain names that decrease the value of our domain names and trademarks and other proprietary rights which may hurt our business. Third parties also may acquire country specific domain names in the form of Country Code Top Level Domains which include our trademarks and which prevent us from operating country specific websites from which customers can view our products and engage in transactions with us. Moreover, the regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Recently, ICANN (the Internet Corporation for Assigned Names and Numbers), the international authority over top-level domain names, expanded the number of generic Top Level Domains ("TLDs) which allow companies and organizations to create additional Web addresses that appear to the right of the "dot," such as the long-standing TLDs, ".com," ".gov" and ".org." ICANN may also add additional TLDs in the future. As a result, we may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which we conduct business, which could harm our business or reputation. Moreover, attempts may be made to register our trademarks as new TLDs or as domain names within the selected new TLDs and we will have to make efforts to enforce our rights against such registration attempts.

Claims that we misuse the intellectual property of others could subject us to significant liability and disrupt our business.

        We may become subject to material claims of infringement by competitors and other third parties with respect to current or future products, e-commerce and other web-related technologies, online business methods, trademarks or other proprietary rights. Our competitors, some of which may have substantially greater resources than we have and they have made significant investments in competing products and technologies, may have, or seek to apply for and obtain, patents, copyrights or trademarks that will prevent, limit or interfere with our ability to make, use and sell our current and future products and technologies, and we may not be successful in defending allegations of infringement of these patents, copyrights or trademarks. Further, we may not be aware of all of the patents and other intellectual property rights owned by third parties that may be potentially adverse to our interests. We may need to resort to litigation to enforce our proprietary rights or to determine the scope and validity of a third-party's patents or other proprietary rights, including whether any of our products, technologies or processes infringe the patents or other proprietary rights of third parties. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. The outcome of any such proceedings is uncertain and, if unfavorable, could force us to discontinue sales of the affected products or impose significant penalties or restrictions on our business. We do not conduct comprehensive patent searches to determine whether the technologies used in our products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We do not own all of the software, other technologies and content used in our products and services.

        Some of our products and services include intellectual property owned by third parties, including software that is integrated with internally developed software and a portion of our voice recognition software, which we license from the University of Colorado. From time to time we may be required to renegotiate with these third parties or negotiate with new third parties to include their technology or content in our existing products, in new versions of our existing products or in wholly new products. We may not be able to negotiate or renegotiate licenses on commercially reasonable terms, or at all, and the third-party software may not be appropriately supported, maintained or enhanced by the licensors. If we are unable to obtain the rights necessary to use or continue to use third-party technology or content in our products and services, the inability to support, maintain and enhance any software could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed and integrated.

Our use of open source software could impose limitations on our ability to commercialize our products.

        We incorporate open source software into our products and may use more open source software in the future. The use of open source software is governed by license agreements. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, make generally available, in source code form, proprietary code that links to certain open source modules, re-engineer our products, discontinue the sale of our products if re-engineering could not be accomplished on a cost-effective and timely basis, or become subject to other consequences. In addition, open source licenses generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Thus, we may have little or no recourse if we become subject to infringement claims relating to the open source software or if the open source software is defective in any manner.

Risks Related to this Offering

Some of our stockholders could together exert significant influence over our company.

        As of March 31, 2013, ABS Capital Partners IV Trust ("ABS Capital Partners"), one of the selling stockholders named in this prospectus supplement, beneficially owned in the aggregate shares representing approximately 23.0% of our outstanding voting power. Following the completion of this offering, ABS Capital Partners will own approximately 13.5% of our outstanding voting power, or 12.1% if the underwriters exercise their option to purchase additional shares in full. Two managing directors of the trustee of ABS Capital Partners currently serve on our board of directors. Additionally, as of April 30, 2013, Norwest Equity Partners VIII, LP ("Norwest") beneficially owned in the aggregate shares representing approximately 15.1% of our outstanding voting power. Following the completion of this offering, Norwest will own approximately 8.8% of our outstanding voting power, or 7.9% if the underwriters exercise their option to purchase additional shares in full. As a result, after the completion of this offering, these stockholders could continue to together potentially have significant influence over all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions. The interests of these stockholders may not always coincide with the interests of the other holders of our common stock.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

        The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering our business downgrade their evaluations of or recommendations regarding our stock, or if one or more of the analysts cease providing research coverage on our stock, the price of our stock could decline. If one or more of these analysts cease providing research coverage on our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

Our stock price is volatile. Changes in net revenue, margin or earnings shortfalls or the volatility of the market generally could cause the market price of our stock to decline and you could lose a significant part of your investment.

        You may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering. The market price for our common stock has experienced significant fluctuations and may continue to fluctuate significantly. Our quarterly financial results have fluctuated in the past and are likely to vary significantly in the future due to a number of factors, many of which are outside of our control and which could adversely affect our operations and operating results. A number of factors may affect the market price for our common stock, including: shortfalls in revenue, margins, earnings or key performance metrics, confusion on the part of industry analysts and investors about the impact of our subscription offerings, shortfalls in the number of subscribers, changes in analyst estimates or recommendations, new product announcements by competitors, seasonal variations in demand, loss of a large customer, variations in competitors' financial performance and regulatory or macro-economic effects.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

        We may retain future earnings, if any, for future operations, expansion and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Provisions in our organizational documents and in the Delaware General Corporation Law may prevent takeover attempts that could be beneficial to our stockholders.

        Provisions in our second amended and restated certificate of incorporation and second amended and restated bylaws, and in the Delaware General Corporation Law, may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of our company would be beneficial to the interests of our stockholders. Any provision of our second amended and restated certificate of incorporation or second amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock. Further, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. However, because funds affiliated with ABS Capital Partners and Norwest acquired their shares prior to our initial public offering, Section 203 is currently inapplicable to any business combination or transaction with them or their affiliates. In addition, our second amended and restated certificate of incorporation includes a classified board of directors and requires that any action to be taken by stockholders must be taken at a duly called meeting of stockholders and may not be taken by written consent. Our second amended and restated bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering (including any shares sold by the selling stockholders pursuant to the underwriters' option to purchase additional shares). See "Selling Stockholders."

        We intend to use the proceeds we receive from this offering primarily to pay for the fees and expenses we will incur in connection with this offering, and we do not anticipate having significant net proceeds remaining after the underwriting discounts and commissions are deducted with respect to the shares we sell and we pay the estimated offering expenses.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "RST." The following table sets forth, for each of the periods indicated, the high and low reported sales price of our common stock on the NYSE.

	High	Low
Year ended December 31, 2013
First Quarter	$15.44	$11.55
Year ended December 31, 2012
Fourth Quarter	$13.27	$10.52
Third Quarter	14.28	9.26
Second Quarter	14.69	9.50
First Quarter	10.50	6.95
Year ended December 31, 2011
Fourth Quarter	$11.00	$6.55
Third Quarter	16.12	8.92
Second Quarter	16.15	12.57
First Quarter	21.94	12.57

        On June 4, 2013, the last reported sales price of our common stock on the NYSE was $17.23 per share. As of that date, there were approximately 213 holders of record of our common stock.

        We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We currently intend to retain all available funds and any future earnings to support the operation of and to finance the growth and development of our business.

SELLING STOCKHOLDERS

        The stockholders listed in the table below, which we otherwise refer to as the selling stockholders, are offering to sell 3,490,000 shares of our common stock and we are offering to sell 10,000 shares of our common stock in this offering. The underwriters have a 30-day option to purchase up to 525,000 additional shares of common stock from the selling stockholders to cover over-allotments, if any.

        The following table sets forth the number of shares of common stock owned by the selling stockholders prior to this offering, the number of shares of common stock to be offered for sale by the selling stockholders in this offering, the number of shares of common stock to be owned by the selling stockholders after completion of the offering and the percentage of common stock to be owned by the selling stockholders after given effect to the completion of the offering. The table below sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of March 31, 2013.

Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock to be Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage of Outstanding Shares of Common Stock After the Offering (%)
ABS Capital Partners IV Trust(1)	5,099,618	2,110,324	2,989,294	13.5%
Norwest Equity Partners VIII, LP(2)	3,334,002	1,379,676	1,954,326	8.8

Total	8,433,620	3,490,000	4,943,620	22.3%

(1)
ABS Capital Partners IV Trust, or the Trust, is a trust whose trustee is ABS Capital Partners, Inc. All voting and dispositive power over these shares is held by ABS Capital Partners, Inc., which power is shared by Donald B. Hebb, Jr., Phillip A. Clough, Timothy T. Weglicki, John D. Stobo, Jr., Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt, all of whom are managing directors of ABS Capital Partners, Inc. and form the investment committee for the shares held by the Trust. Ms. Witt and Mr. Clough both serve on our board of directors. The address of the Trust is 400 East Pratt Street, Suite 910, Baltimore, MD 21202. Does not reflect exercise of the underwriters' option to purchase additional shares. If the underwriter's option to purchase additional shares is exercised in full, then following the offering, ABS Capital Partners will beneficially own 2,671,838 shares of common stock, or 12.1% of the shares outstanding.

(2)
Norwest Equity Partners VIII, LP, or Norwest, is a limited partnership whose sole general partner is Itasca Partners VIII, LLC, or Itasca, and whose managing member is Norwest Venture Capital Management Inc., which is a wholly owned subsidiary of Wells Fargo & Company ("Wells Fargo"). All voting and dispositive power over these shares is held by Norwest acting by and through Itasca and Norwest Venture Capital Management Inc. as its managing member, which power is shared by Timothy C. Devries, John E. Lindahl and John P. Whaley, who are executive officers of Norwest Venture Capital Management, Inc. Mr. Lindahl, who served on our board of directors until May 23, 2013, is a Co-Chief Executive Officer of Norwest Venture Capital Management, Inc. The address for Norwest, Itasca and Norwest Venture Capital Management Inc. is 80 South 8th Street, Suite 3600, Minneapolis, MN 55402. Does not reflect exercise of the underwriters' option to purchase additional shares. If the underwriter's option to purchase additional shares is exercised in full, then following the offering, Norwest will beneficially own 1,746,782 shares of common stock, or 7.9% of the shares outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
TO NON-U.S. HOLDERS

        The following discussion summarizes certain U.S. federal income consequences, as of the date of this prospectus supplement, of the purchase, ownership and disposition of shares of our common stock by certain non-U.S. holders (as defined below). This discussion only applies to non-U.S. holders who purchase shares of our common stock pursuant to this offering and hold such shares of common stock as capital assets for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

        For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of shares of our common stock that is not for U.S. federal income tax purposes any of the following:

  •
  an entity or arrangement treated as a partnership;

  •
  an individual citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

  •
  a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) it is subject to the primary supervision of a court within the United States and one or more "United States persons" as defined under the Code (as defined below) have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes and does not describe any foreign, state, local, estate or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a non-U.S. holder who is subject to special treatment under U.S. federal income tax laws (including a bank or financial institution, a broker, a dealer in securities, a United States expatriate, a "controlled foreign corporation," a "passive foreign investment company," a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity for U.S. federal income tax purposes or an investor in a pass-through entity for U.S. federal income tax purposes, a tax-exempt entity, pension or other employee benefit plan, an insurance company, a person holding shares of our common stock as part of a hedging or conversion transaction or straddle, or a person subject to the alternative minimum tax). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

        This summary is not a substitute for an individual analysis of the tax consequences relating to the purchase, ownership or disposition of our common stock. If you are considering the purchase of shares of our common stock, you are urged to consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning, and disposing of shares of our common stock in light of your particular circumstances and any consequences arising under the laws of applicable state, local, or foreign taxing jurisdictions.

Distributions on Shares of Our Common Stock

        As discussed above under "Price Range of Common Stock and Dividend Policy," we do not currently anticipate paying cash dividends with respect to shares of our common stock. In the event that we do make a distribution to non-U.S. holders with respect to shares of our common stock, such distributions will generally be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code, and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce, but not below zero, such non-U.S. holder's adjusted tax basis in its shares of our common stock and, to the extent such portion exceeds such non-U.S. holder's adjusted tax basis, the excess will be treated as gain from the disposition of its shares of our common stock, the tax treatment of which is discussed below under "Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders—Dispositions of Shares of Our Common Stock." Any distribution described in this paragraph would also be subject to the discussion below under "Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders—Additional Withholding and Reporting Requirements under Recently Enacted Legislation."

        Dividends paid to a non-U.S. holder with respect to shares of our common stock will generally be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such non-U.S. holder in the United States) will not be subject to U.S. withholding tax, provided certain certification and disclosure requirements are satisfied, including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a United States person, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for treaty benefits, or (ii) if its shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

        A non-U.S. holder who is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing timely an appropriate claim for refund with the Internal Revenue Service.

Disposition of Shares of Our Common Stock

        Any gain realized by a non-U.S. holder on the disposition of shares of our common stock will generally not be subject to U.S. federal income or withholding tax unless:

  •
  the gain is effectively connected with a trade or business of such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States);

  •
  such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code (a "USRPHC") at any time within the shorter of the five-year period preceding the disposition and such non-U.S. holder's holding period with respect to the applicable shares of our common stock (the "relevant period") and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such non-U.S. holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of our common stock at any time during the relevant period. We believe that we are currently not, and do not expect to become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business.

        A non-U.S. holder described in the first bullet point above will generally be subject to tax on the net gain derived from the disposition on a net income basis at regular graduated U.S. federal income tax rates, and if such non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, it may also be subject to an additional branch profits tax at a rate of 30% on its effectively connected earnings and profits, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax (or at a reduced rate as may be provided by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though such individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates with respect to the gain recognized, except that the branch profits tax will not apply.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which such non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding at a current rate of 28% on dividends paid to such non-U.S. holder with respect to shares of our common stock unless such non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person), or such non-U.S. holder otherwise establishes an exemption.

        Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received by a non-U.S. holder from a disposition of shares of our common stock, unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person), or such non-U.S. holder otherwise establishes an exemption.

        U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding and Reporting Requirements under Recently Enacted Legislation

        Subject to certain exceptions, recently enacted legislation known as the Foreign Account Tax Compliance Act ("FATCA") generally imposes a withholding tax of 30% on dividends paid after December 31, 2013, with respect to shares of our common stock, and the gross proceeds from the disposition of shares of our common stock after December 31, 2016, paid to a "foreign financial institution" (as specifically defined under these rules), regardless of whether the foreign financial institution holds such shares of our common stock for its own account or as an intermediary, unless such foreign financial institution enters into an agreement with the U.S. government to comply with certain obligations with respect to each account it maintains including the obligations to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such foreign financial institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. In addition, subject to certain exceptions, FATCA also generally imposes a withholding tax of 30% on dividends paid after December 31, 2013, with respect to shares of our common stock, and the gross proceeds from the disposition of shares of our common stock after December 31, 2016, paid to a "non-financial foreign entity," unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or provides information to the withholding agent identifying the substantial U.S. owners of the entity. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated June , 2013, between us, the selling stockholders and the underwriters named below, we and the selling stockholders have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us and the selling stockholders the number of shares of common stock indicated in the table below:

Underwriter	Number of Shares
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.

Total	3,500,000

        Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. are acting as joint book-running managers of this offering and as representatives of the underwriters named above. The selling stockholders may be deemed underwriters with respect to the shares they are offering.

        The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The underwriters have advised us that they currently intend to make a market in our common stock. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for our common stock.

        The underwriters are offering the common stock subject to their acceptance of the stock from the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Commission and Expenses

        The underwriters have advised us that they propose to offer the common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $            per share to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus supplement.

        The following table shows the public offering price, the underwriting discounts and commissions that we and the selling stockholders will pay the underwriters, and the proceeds, before expenses, to us and the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Proceeds to us	$	$	$	$
Proceeds to the selling stockholders	$	$	$	$

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $200,000. We have agreed to reimburse the underwriters for certain of their expenses.

Listing

        Our common stock is listed on the New York Stock Exchange under the trading symbol "RST."

Option to Purchase Additional Shares

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 525,000 additional shares. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

        We, our executive officers, directors and selling stockholders have agreed, subject to specified exceptions, not to:

  •
  directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, lend, or otherwise transfer or dispose of, or establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" (each within the meaning of Section 16 of the Exchange Act) with respect to any shares of the common stock, any options or warrants to purchase any shares of the common stock, or any securities convertible into or exchangeable for or that represent the right to receive shares of the common stock;

  •
  enter into any swap, forward contract, hedging transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

  •
  make any demand for or exercise any right with respect to the registration of any shares of common stock or the filing of any registration statement with respect thereto; or

  •
  publicly disclose or announce an intention to do any of the foregoing,

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Robert W. Baird & Co. Incorporated on behalf of the underwriters.

        We have also agreed not to file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose or announce an intention to do so for a period of 90 days after the date of this prospectus supplement without the prior written consent of Robert W. Baird & Co. Incorporated on behalf of the underwriters.

        These restrictions will terminate after the close of trading of the common stock on and including the 90 days after the date of this prospectus supplement subject to certain exceptions.

        Robert W. Baird & Co. Incorporated may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who executed a lock-up agreement, providing consent to the sale of our stock prior to the expiration of the lock-up period.

Stabilization

        The underwriters have advised us that, pursuant to Regulation M under the Exchange Act certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

        "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional shares.

        "Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        A stabilizing bid is a bid for the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

        Neither we, the selling stockholders nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

        The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and certain of their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares of our common stock may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus supplement with accompanying prospectus has been prepared on the basis that any offer of shares of our common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares of our common stock that are the subject of the offer contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offers of shares of our common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        In the United Kingdom, this prospectus supplement with accompanying prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement with accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Fulbright & Jaworski LLP, Houston, Texas. Godfrey & Kahn, S.C., Milwaukee, Wisconsin, is acting as counsel to the underwriters.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered hereby. This prospectus supplement, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet website at www.sec.gov. Our Internet website address is www.rosettastone.com. Information contained on our website is not part of this prospectus supplement, unless specifically so designated and filed with the SEC.

        We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

        Descriptions in this prospectus supplement of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in this offering, you should check for reports we may have filed with the SEC after the date of this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 8, 2013;

  •
  Our Current Reports on Form 8-K filed with the SEC on March 12, 2013, April 2, 2013, April 4, 2013, April 9, 2013 and May 28, 2013; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 13, 2009.

        We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Rosetta Stone Inc.
1919 North Lynn St., 7th Fl.
Arlington, Virginia 22209
(703) 387-5800
Attention: Corporate Secretary

ROSETTA STONE INC.

$150,000,000

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Units

8,433,620 Shares of Common Stock Offered by the Selling Stockholders

        This prospectus will allow us to offer and sell up to an aggregate of $150,000,000 of our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants and units from time to time at prices and on terms to be determined at or prior to the time of the offering. In addition, the selling stockholders named in this prospectus may offer and sell up to an aggregate of 8,433,620 shares of common stock, from time to time, on the terms described in this prospectus or in the applicable prospectus supplement, if any. We or the selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If we or the selling stockholders offer and sell these securities to or through underwriters, dealers or agents, their names and other applicable details will be included in a prospectus supplement.

        This prospectus describes the general terms of the securities we may offer. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

        We encourage you to carefully read this prospectus and any applicable prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Our common stock, par value $0.00005 per share, is listed on the New York Stock Exchange under the symbol "RST." As of May 29, 2013, the closing price of our common stock was $17.11.

        Investing in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under "Risk Factors" on page 3 of this prospectus, as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common stock. See "Incorporation of Certain Information By Reference."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2013

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total offering price of $150,000,000 and the selling stockholders named in this prospectus may sell up to 8,433,620 shares of common stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In addition, if the selling stockholders offer securities to or through underwriters, dealers or agents, their names and other applicable details will be included in a prospectus supplement. Any such prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We have not authorized any selling stockholder, dealer, salesman or other person to give you any information or to make any representations other than those contained in this prospectus and in the documents we incorporate into this prospectus. You should not rely on any information or representations that are not contained in this prospectus or in the documents we incorporate by reference.

        This prospectus is not an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to the date hereof.

        In this prospectus, all references to the "Company," "Rosetta Stone," "we," "us" and "our" refer to Rosetta Stone Inc., a Delaware corporation, and its consolidated subsidiaries.

ABOUT ROSETTA STONE INC.

        We are a leading provider of technology-based, language-learning solutions. We develop, market, and sell language-learning solutions consisting of software, online services, mobile applications and audio practice tools primarily under our Rosetta Stone brand. Our teaching method, which we call Dynamic Immersion, is designed to leverage the innate, natural language-learning ability that children use to learn their native language. Our courses are based on our proprietary interactive technologies and pedagogical content and utilize a sophisticated sequencing of images, text and sounds to teach a new language without translation or grammar explanation. We believe our award-winning solutions provide an effective, convenient and fun way to learn languages. We currently offer our self-study language-learning solutions in over 30 languages.

        Our customers include individual consumers and organizations. Our global consumer distribution model comprises a mix of our call centers, websites, select retail resellers, such as Amazon.com, Barnes & Noble, Best Buy, Books-a-Million, Costco, Groupon and Staples, home shopping networks such as GS Home Shopping in Korea and consignment distributors such as Navarre. We believe these channels complement each other.

        We have three operating segments, North America Consumer, Rest of World ("ROW") Consumer and Institutional. From the first quarter of 2011 through the third quarter of 2012, we had two operating segments, Consumer and Institutional. The North America Consumer and ROW Consumer segments derive revenues from individuals and sales to retail partners. The North America Consumer segment includes sales made within the United States and Canada; the ROW Consumer segment includes sales made in countries other than the U.S. and Canada. The Institutional segment derives revenues from sales to educational institutions, government agencies and corporations worldwide.

        We were incorporated in Delaware in 2005 and completed our initial public offering in April 2009. Our principal executive offices are located at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209. Our main telephone number is (800) 788-0822. Our Internet website is www.rosettastone.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

 RISK FACTORS

        An investment in our securities involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under "Incorporation of Certain Information by Reference," including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "intend," "expect," "plan," "budget," "forecast," "guidance," "anticipate," "believe," "estimate," "project," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology. You are cautioned that such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements.

        These statements may include statements about:

  •
  our business strategies;

  •
  information regarding our future financial performance;

  •
  our projected plans and objectives;

  •
  our development of new products;

  •
  international expansion and our development of a business model to drive growth;

  •
  the sufficiency of our cash flows from operations and available sources of funds;

  •
  the impact of inflation on our financial position and results of operations;

  •
  the effect of state tax law examination on our results of operations and financial position;

  •
  our technology and product development initiatives; and

  •
  our intellectual property strategy.

        The forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect management's best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, management's assumptions may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking statements or events will occur. Future results may differ materially from those anticipated or implied in forward looking statements due to factors described under "Risk Factors" above and other factors that are unknown to us. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our future results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet website at www.sec.gov. Our Internet website address is www.rosettastone.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC.

        We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

        Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus (1) the documents listed below, (2) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement and (3) any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case other than information furnished to the SEC under Items 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 8, 2013;

  •
  Our Current Reports on Form 8-K filed with the SEC on March 12, 2013, April 2, 2013, April 4, 2013, April 9, 2013 and May 28, 2013; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 13, 2009.

        We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Rosetta Stone Inc.
1919 North Lynn St., 7th Fl.
Arlington, Virginia 22209
(703) 387-5800
Attention: Corporate Secretary

USE OF PROCEEDS

        Unless we inform you otherwise in the applicable prospectus supplement, we may use the net proceeds from the sale of the offered securities for various business purposes, including strategic acquisitions, capital expenditures, working capital, the repurchase and redemption of our securities and other general corporate purposes. From time to time, we may invest any such proceeds in short-term marketable securities. We are not currently in negotiations with any potential targets, however, we may elect to use the proceeds from the sale of the offered securities to acquire assets and businesses in our industry that from time to time become available to us provided that such acquisitions are deemed to be in the best interests of our Company and our stockholders by our board of directors.

        Selling stockholders may offer and sell up to an aggregate of 8,433,620 shares of our common stock from time to time under this prospectus. We will not receive proceeds of any sale of securities by selling stockholders.

 RATIO OF EARNINGS TO FIXED CHARGES
AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

        We have computed the following ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the following ratio in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus. The ratio of earnings to combined fixed charges and preference dividends for the periods presented is the same as the ratio of earnings to fixed charges since there were no preference securities outstanding for the following periods.

	Year Ended December 31,
						Three Months Ended March 31, 2013
	2008	2009	2010	2011	2012
Ratio of Earnings to Fixed Charges(1)	20.41	21.66	18.33	—(2)	—(3)	—(4)

(1)
In calculating the ratio of earnings to fixed charges, "earnings" consist of pretax income (loss) before adjustment for income or loss from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income of equity investees, plus our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less interest capitalized, less preference security dividend requirements of consolidated subsidiaries, less the noncontrolling interest in pre-tax income of subsidiaries that have no incurred fixed charges. "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt costs, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries.

(2)
Earnings for the year ended December 31, 2011 were inadequate to cover fixed charges by $27,968 thousand.

(3)
Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges by $5,840 thousand.

(4)
Earnings for the three months ended March 31, 2013 were inadequate to cover fixed charges by $3,723 thousand.

 PLAN OF DISTRIBUTION

        We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

  •
  directly to purchasers;

  •
  through agents;

  •
  through underwriters;

  •
  through dealers; and

  •
  through any other method permitted by applicable law.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

 SELLING STOCKHOLDERS

        We are registering 8,433,620 shares of common stock to permit the stockholders listed in the table below, which we otherwise refer to as the selling stockholders, and their permitted assigns who or that receive their shares after the date of this prospectus, to resell the shares in the manner contemplated under "Distribution by Selling Stockholders."

        The following table sets forth the number of shares of common stock owned by the selling stockholders prior to this offering, the number of shares of common stock to be offered for sale by the selling stockholders in this offering, the number of shares of common stock to be owned by the selling stockholders after completion of the offering and the percentage of common stock to be owned by the selling stockholders after given effect to the completion of the offering as of the date hereof. We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before May 8, 2013. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if any and when necessary. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock to be Offered(2)	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Outstanding Shares of Common Stock After the Offering (%)
ABS Capital Partners IV Trust(3)	5,099,618	5,099,618	—	—
Norwest Equity Partners VIII, LP(4)	3,334,002	3,334,002	—	—

Total	8,433,620	8,433,620	—	—

(1)
The beneficial ownership of our common stock by the selling stockholders set forth in the table is determined as of April 30, 2013 in accordance with Rule 13d-3 under the Exchange Act.

(2)
We do not know when or in what amounts the selling stockholder will offer shares for sale, if at all. The selling stockholder may sell any or all of the shares covered by this prospectus. Because the selling stockholder may offer all or some of the shares from time to time pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

(3)
ABS Capital Partners IV Trust, or the Trust, is a trust whose trustee is ABS Capital Partners, Inc. All voting and dispositive power over these shares is held by ABS Capital Partners, Inc., which power is shared by Donald B. Hebb, Jr., Phillip A. Clough, Timothy T. Weglicki, John D. Stobo, Jr., Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt, all of whom are managing directors of ABS Capital Partners, Inc. and form the investment committee for the shares held by the Trust. Ms. Witt and Mr. Clough, both serve on our board of directors. The address of the Trust is 400 East Pratt Street, Suite 910, Baltimore, MD 21202.

(4)
Norwest Equity Partners VIII, LP, or Norwest, is a limited partnership whose sole general partner is Itasca Partners VIII, LLC, or Itasca, and whose managing member is Norwest Venture Capital Management Inc., which is a wholly owned subsidiary of Wells Fargo & Company ("Wells Fargo"). All voting and dispositive power over these shares is held by Norwest acting by and through Itasca and Norwest Venture Capital Management Inc. as its managing member, which power is shared by Timothy C. Devries, John E. Lindahl and John P. Whaley, who are executive officers of Norwest Venture Capital Management, Inc. Mr. Lindahl, who served on our board of directors until May 23, 2013, is a Co-Chief Executive Officer of Norwest Venture Capital Management, Inc. The address for Norwest, Itasca and Norwest Venture Capital Management Inc. is 80 South 8th Street, Suite 3600, Minneapolis, MN 55402.

 DISTRIBUTION BY SELLING STOCKHOLDERS

        Selling stockholders may use this prospectus in connection with sales of up to 8,433,620 shares of our common stock from time to time in one or more transactions (which may involve block transactions). Sales of shares by the selling stockholders pursuant to this prospectus may, from time to time, be made on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. In particular, the selling stockholders (including any of their donees, pledgees, transferees or other successors-in-interest) may sell or distribute the shares, from time to time, by any one or more of the following methods:

  •
  through a firm commitment or best efforts underwriting,

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale or in the over-the-counter market,

  •
  through a block trade (which may involve crosses) in which the seller's broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share,

  •
  through the lending of such securities,

  •
  through the distribution of such securities by the selling shareholders to their partners, members, beneficiaries or shareholders,

  •
  through purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus,

  •
  through exchange distributions and/or secondary distributions or in the over-the-counter market in accordance with the rules of NASDAQ or the applicable exchange,

  •
  through ordinary brokerage transactions and transactions in which the broker solicits purchasers,

  •
  through privately negotiated transactions,

  •
  through put or call option transactions,

  •
  by pledge to secure debts and other obligations or on foreclosure of a pledge,

  •
  through short sales,

  •
  through a combination of any such methods of sale, or

  •
  through any other method permitted by applicable law.

        The selling stockholders may decide not to sell any shares of common stock. The selling stockholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly to other purchasers or through one or more agents, underwriters or broker-dealers. Any selling agent, underwriter or broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions. The selling stockholders and any broker-dealers, agents and underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales. Any commissions or concessions, and any profits on the sale of shares and any discounts, received by the selling stockholders and any such broker-dealers, agents or underwriters may be deemed to be underwriting discounts and commissions. Because the selling stockholders and any other selling stockholder, broker, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling stockholders and any other selling stockholder, broker, dealer or agent may be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

        As of the date of this prospectus, we have not engaged any underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by selling stockholders. Upon our notification by a selling stockholder that any material arrangement has been entered into by that selling stockholder with an underwriter or broker-dealer (or if we enter into such an agreement) for the sale of shares through a sale on the New York Stock Exchange, a privately negotiated transaction, a block trade, a purchase of shares by an underwriter or broker-dealer or through another of the manners of offer and sale described above, we will file an amendment to this prospectus or a supplemental prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

  •
  the name of the selling stockholder;

  •
  the number of shares being offered;

  •
  the terms of the offering;

  •
  the names of the participating underwriters, broker-dealers or agents;

  •
  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

  •
  the public offering price; and

  •
  other material terms of the offering.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The selling stockholders may also sell shares of common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus, including, among other things, through distributions to the selling stockholders' beneficiaries, general partners and/or limited partners.

        Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will pay all of our expenses relating to the registration of the shares of common stock, including SEC filing fees. The selling stockholders will pay all underwriting discounts, selling commissions and any related charges applicable to their sale of the shares of common stock.

        At any time a particular offer of the shares of common stock is made by the selling stockholders or their donees, pledgees, transferees or other successors-in-interest, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement and related post-effective amendment, if required, will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

        The selling stockholders are party to a registration rights agreement with us. A copy of the registration rights agreement was filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Under the terms of the registration rights agreement, we have agreed to indemnify selling stockholders who are party to that agreement and certain other persons against certain liabilities in connection with the offering of shares of common stock pursuant to the terms of the registration rights agreement, including certain liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The selling stockholders who are party to that agreement have, subject to certain limitations, agreed to indemnify us against liabilities that may arise from any written information furnished to us by them specifically for use in a prospectus used in connection with the sale of shares pursuant to the terms of the registration rights agreement.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any debt securities to be offered in greater detail and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular debt securities being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

        The debt securities will be senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture (the "Senior Indenture"), to be entered into between us and a trustee named in the applicable prospectus supplement, as trustee (the "Senior Trustee"), and the subordinated debt securities will be issued under a separate indenture (the "Subordinated Indenture") to be entered into between us and a trustee to be named in the applicable prospectus supplement, as trustee (the "Subordinated Trustee"). The term "Trustee" used in this prospectus shall refer to the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures" and individually as "Indenture." The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"), and may be supplemented from time to time following execution.

        The terms of the debt securities include those stated in the applicable Indenture and those made part of the Indenture by reference to the TIA. The debt securities are subject to all of those terms, and holders of debt securities are referred to the applicable Indenture and the TIA for a statement of those terms.

        The statements set forth below in this section are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the Indentures, including the definitions of certain terms therein, and the TIA. Capitalized terms used in this section and not otherwise defined in this section will have the respective meanings assigned to them in the Indentures.

General

        The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described below under "Subordination."

        A prospectus supplement, the applicable Indenture and the supplemental indenture or authorizing resolution (including any related officers' certificate or Company order), if any, relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;

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  the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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  the date or dates on which the principal of the debt securities shall be payable;

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  the rate or rates (fixed or variable) at which the debt securities shall bear interest, if any, or the method of determining such rate or rates;

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  the date or dates on which any such interest shall be payable, the date or dates on which payment of any such interest shall commence and the record dates for such payment date or dates;

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  the dates on which interest, if any, shall be payable and the record dates for the interest payment dates;

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  the place or places where the principal of and interest, if any, on the debt securities of the series will be payable;

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  any optional or mandatory redemption or repayment option, including any sinking fund, purchase or other analogous provisions;

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  any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

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  any provisions granting special rights to holders when a specified event occurs;

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  the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

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  any Events of Default or covenants with respect to the debt securities that differ from, or are in addition to, those set forth in the applicable Indenture;

  •
  if other than U.S. dollars, the currency or currencies for which the debt securities shall be issued or in which the principal thereof, any premium thereon and any interest thereon shall be payable;

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  provisions regarding the convertibility or exchangeability of the debt securities;

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  provisions pertaining to the issuance of debt securities in the form of global debt securities, as described below;

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  provisions relating to the modification of the terms of the debt securities or the rights of securityholders;

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  the form of and conditions to issuance of debt securities issuable in definitive form, other than as described below;

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  the identity of the trustee, the registrar for the debt securities and any paying agent; and

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  any other terms not prohibited by the provisions of the applicable Indenture.

        The debt securities of a series may be issued in registered, coupon or global form and will be denominated in an amount equal to all or a portion of the aggregate principal amount of those debt securities. See "Global Debt Securities."

        Unless otherwise set forth in a prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

        Neither Indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each Indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Denominations

        Unless otherwise indicated in any applicable prospectus supplement, the debt securities of any series will be issued only in fully registered form in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Global Debt Securities

        Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company, or DTC, acts as depositary.

        Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

        Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

        Payments on debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing the debt securities. We expect that upon receipt of any payments with respect to a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Neither we, any Trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

        A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days after our receipt of such notice;

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  there shall have occurred and be continuing an event of default under the debt securities and the registrar shall have received a request from the depositary to issue certificated securities;

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  we determine in our sole discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

  •
  as may be provided in any applicable prospectus supplement.

        Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

        Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the Indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the Indentures.

        We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the Indentures, DTC would authorize the participants holding the relevant beneficial interest to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearance Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com; the information contained on that website is not incorporated in this prospectus or in any prospectus supplement.

Covenants

        Under the Indentures, we have agreed to:

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  pay the principal of, and interest and any premium on, the debt securities when due;

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  maintain a place of payment;

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  deliver an officer's certificate to the Trustee within 150 days after the end of each fiscal year regarding our review of compliance with our obligations under the Indentures;

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  maintain our corporate existence; and

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  deposit sufficient funds with any paying agent on or before the due date for any payment of principal, interest or premium.

Consolidation, Merger or Asset Sale

        Both Indentures generally allow us to consolidate or merge with a person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a person, association or entity.

        However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the Indentures, which include the following requirements:

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  the remaining or acquiring person, association or entity is a corporation or partnership organized under the laws of the United States, any state or the District of Columbia;

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  the remaining or acquiring person, association or entity expressly assumes all of our responsibilities and liabilities under the Indentures, including the punctual payment of all amounts due on the debt securities and performance of the covenants in the Indentures;

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  immediately after giving effect to the transaction, no event which is, or after notice or lapse of time or both would become, an Event of Default, as defined below, exists; and

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  delivery to the Trustee an officer's certificate and an opinion of counsel stating that all related conditions have been satisfied.

        The remaining or acquiring person, association or entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer our assets substantially as an entirety, we will be released from all our liabilities and obligations under the Indentures and the debt securities. If we lease our assets substantially as an entirety, we will not be released from our obligations under the Indentures and the debt securities.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, each of the following events will be an Event of Default under an Indenture with respect to any series of debt securities issued under that Indenture:

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  failure to pay principal of (or premium, if any, on) any debt security of the series when due;

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  failure to deposit a sinking fund or any other such analogous required payment, if any, when due by the terms of a debt security of the series;

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  failure to pay any interest on any debt security of the series when due, continued for 30 days;

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  failure to perform or comply with any covenant in the applicable Indenture or related supplemental indenture, continued for 90 days after written notice as provided in the Indenture;

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  certain events in bankruptcy, insolvency or reorganization affecting us; and

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  any other Event of Default set forth in the applicable indenture or supplemental indenture relating to the debt securities of that series.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The applicable Trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults of principal or interest or any premium on those debt securities, if it considers such withholding to be in the interest of the holders.

        If an Event of Default occurs and is continuing, then the applicable Trustee or the holders of a specified percentage in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal amount of the debt securities of that series to be due and payable immediately; provided, however, that the holders of a majority of the aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the declaration.

        Subject to provisions in each Indenture relating to its duties in case an Event of Default shall have occurred and be continuing, no Trustee will be under an obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of any holders of debt securities then outstanding under that Indenture, unless the holders shall have offered to the applicable Trustee reasonable indemnity. If such reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any power conferred on the Trustee, for any series of debt securities.

Defeasance

        Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the applicable Indenture and described briefly below, unless the securities resolutions or supplemental indenture establishing the terms of the series provides otherwise. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of debt securities and the applicable Indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

        We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise the legal defeasance option with respect to a series of debt securities, that series may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series.

        To exercise either defeasance option as to a series of debt securities, we must:

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  irrevocably deposit in trust with the applicable Trustee or another trustee money or U.S. government obligations in an amount to pay and discharge the principal of and any premium and interest on the debt securities on the stated maturities or redemption dates therefor and any mandatory sinking fund payments;

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  deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal of and premium and interest when due on all debt securities of the series to maturity or redemption, as the case may be, and any mandatory sinking fund payments; and

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  comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

Discharge

        We may discharge all our obligations under an Indenture with respect to the notes of any series, other than our obligation to register the transfer of and to exchange notes of that series, when either:

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  all outstanding notes of that series, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee cancelled or for cancellation; or

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  all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date; and

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  we have paid all other sums due under that Indenture and delivered an officer's certificate and opinion of counsel to the Trustee stating that all related conditions have been satisfied.

Modification of Indentures

        Under each Indenture, generally we and the Trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification.

        No modification of the principal or interest payment terms, no modification reducing the percentage required for any waiver or modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent.

        In addition, we and the applicable Trustee may amend the Indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

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  curing ambiguities or correcting defects or inconsistencies or otherwise adding or changing provisions with respect to matters or questions arising under the Indenture relating to a particular series of debt securities that does not adversely affect the rights of any holder in any material respect;

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  evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

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  providing for the acceptance of appointment by a successor trustee;

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  qualifying the indentures under the TIA;

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  complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

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  adding, changing or eliminating provisions relating to a particular series of debt securities to be issued.

Subordination

        Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define (subject to modification in any applicable prospectus supplement) generally as money borrowed, including guarantees of payment, by us that is not expressly subordinate or junior in right of payment to any of our other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture, and related supplemental indenture or authorizing resolution (including any related officers' certificate or Company order), and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness that is designated as "Senior Indebtedness" with respect to the series. Under a subordinated indenture, payment of the principal, interest and premium, if any, on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The Subordinated Indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

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  we fail to pay the principal, interest, premium, if any, or any other amounts on any Senior Indebtedness within any applicable grace period (including at maturity); or

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  any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash;

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  of any insolvency, bankruptcy or similar proceeding involving us or our property; or

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  of a default (other than payment default) with respect to the Senior Indebtedness that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time, unless the Event of Default has been cured or waived or shall no longer exist.

        The Subordinated Indenture will not limit the amount of Senior Indebtedness that we may incur.

No Individual Liability of Officers, Directors, Employees or Stockholders

        No director, officer, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any Indenture or the debt securities by reason of his, her or its status as such.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, which are incorporated by reference in this prospectus, and to Delaware law.

General

        The Company has an authorized capitalization of 200,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock, par value $0.00005 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of April 30, 2013, we have a total of 1,162,661 shares of our common stock reserved and remaining to be issued for grants of options and restricted stock awards under our stock plans. As of April 30, 2013, there were 21,506,581 shares of common stock, and no shares of preferred stock outstanding. As of such date, there were 189 holders of record of common stock.

Common Stock

        Subject to the prior or special rights of holders of shares of preferred stock:

        Dividends.    The holders of shares of common stock are entitled to any dividends that may be declared by our board of directors out of legally available funds;

        Liquidation, Dissolution or Winding Up.    In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of our common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;

        Redemption.    The holders of shares of our common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

        Conversion.    No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company;

        Preemptive Rights.    No holder of common stock has preemptive rights; and

        Voting.    Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of stockholders generally. Voting is non-cumulative. The outstanding shares of our common stock are fully paid and non-assessable. Except as specifically provided in the Delaware General Corporation Law (the "DGCL") or in the Company's certificate of incorporation or bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). Directors are elected by a plurality of the votes cast in the election.

Preferred Stock

        The following description of the terms of the preferred stock sets forth the general terms and provisions of the preferred stock to which any prospectus supplement may relate. Other terms of any series of the preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The description of the provisions of the preferred stock set forth below and in any applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of the preferred stock. The certificate of designations will be filed with the Commission and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of each new series of preferred stock.

        The preferred stock may be issued from time to time by our board of directors as shares of one or more classes or series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

        The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. The board of directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

        The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth in a prospectus supplement relating to the particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered by the prospectus supplement for specific terms, including:

  •
  the designation and stated value per share of such preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the initial public offering price at which the preferred stock will be issued;

  •
  the dividend rate or method of calculation, the dates on which dividends shall be payable, the form of dividend payment and the dates from which dividends shall begin to cumulate, if any;

  •
  any redemption or sinking fund provisions;

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  any conversion or exchange rights; and

  •
  any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

        The preferred stock will, when issued, be fully paid and nonassessable and new series of preferred stock will not have preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to the rights of our general creditors.

Certain Anti-Takeover Effects of Certain Provisions of the Company's Second Amended and Restated Certificate of Incorporation, Second Amended and Restated Bylaws and the Delaware General Corporation Law

        The provisions of Delaware law and our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of our Company in a coercive manner as described below. These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

        Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of the Company. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

  •
  the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

  •
  upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by directors who are also officers and (b) by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

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  the business combination is approved by the board of directors of the corporation and authorized at a meeting, and not by written consent, by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

        Under the Delaware General Corporation Law, the term "business combination" is defined generally to include mergers or consolidations between the corporation or its majority-owned subsidiary and an interested stockholder, transactions with an interested stockholder involving the assets of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of the corporation's voting stock, together with the affiliates or associates of that stockholder.

        Our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide for

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  Election and Removal of Directors; Classified Board.  Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Our directors are elected by plurality vote. Vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board and our directors may be removed by our stockholders only for cause and our directors serve staggered three year terms.

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  Special Stockholder Meetings.  Under our Second Amended and Restated Bylaws, only a majority of the entire number of our directors may call special meetings of stockholders.

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  Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our Second Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

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  No Stockholder Action by Written Consent.  Our Second Amended and Restated Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

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  No Cumulative Voting.  Our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of director's decision regarding a takeover.

        The provisions described above are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage some types of transactions that may involve an actual or threatened change of control. We expect these provisions would reduce our vulnerability to unsolicited acquisition attempts as well as discourage some tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit increases in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

Indemnification of Directors and Officers

        Delaware General Corporation Law.    Consistent with Section 145(a) of the DGCL, Rosetta Stone may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of Rosetta Stone as a director, officer, employee or agent of another corporation, (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

        This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Rosetta Stone, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Certificate of Incorporation.    Our Second Amended and Restated Certificate of Incorporation provides that a director of Rosetta Stone shall not be personally liable to Rosetta Stone or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Rosetta Stone or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Rosetta Stone, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Additionally, the Second Amended and Restated Certificate of Incorporation provides that Rosetta Stone will indemnify its officers and directors to the fullest extent permitted by the DGCL.

        Bylaws.    Our Second Amended and Restated Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of its officers and directors and persons serving at the request of Rosetta Stone in such capacities for other business organizations against all expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by reason of his position with Rosetta Stone or such other business organizations. In addition, the Second Amended and Restated Bylaws provide that Rosetta Stone may provide indemnification to employees and agents of Rosetta Stone to the extent not prohibited by the DGCL.

        Insurance; Indemnification Agreements.    The Company maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

        The Company has entered into indemnification agreements with its directors and certain of its officers. Generally, such agreements provide that the Company shall indemnify each such officer and director to the fullest extent permitted by law if such officer or director is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with the proceeding if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our senior debt securities, subordinated debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. In addition to this summary, you should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

        The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies, in which the price of such warrants will be payable;

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  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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  the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants which may be exercised at any one time;

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  the anti-dilution provisions of such warrants;

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  the redemption or call provisions of such warrants;

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  provisions regarding changes to or adjustments in the exercise price;

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  the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  a discussion of any material United States federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:

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  receive payments of principal of (or premium, if any, on) or interest, if any, on any debt securities purchasable upon exercise;

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  receive dividend payments, if any, with respect to any underlying securities; or

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  exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

 DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more of the following: senior debt securities, subordinated debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.

        The applicable prospectus supplement will describe:

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  the terms of the units and of any of our senior debt securities, subordinated debt securities, common shares, preferred shares or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units;

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  a description of the provisions for the payment, settlement, transfer or exchange of the units; and

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  if applicable, a discussion of any material United States federal income tax considerations.

 LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the securities offered by this prospectus will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Rosetta Stone Inc.

3,500,000 Shares of Common Stock

Prospectus Supplement

            , 2013

Baird	William Blair